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                                                                EXHIBIT 2.a




                             ACQUISITION AGREEMENT

                                  by and among



                                MASCOTECH, INC.

                            MSX INTERNATIONAL, INC.

                                      and

                               ASG HOLDINGS INC.


                         Dated as of November 12, 1996

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                             ACQUISITION AGREEMENT

          ACQUISITION AGREEMENT, dated as of November 12, 1996, among MASCOTECH, INC., a Delaware corporation ("MascoTech"), MSX INTERNATIONAL, INC., a Michigan corporation and a wholly-owned subsidiary of MascoTech ("MSX"; MSX and MascoTech, each a "Seller" and collectively, the "Sellers") and ASG HOLDINGS INC., a Delaware corporation (the "Purchaser"). Capitalized terms not otherwise defined herein have the meanings set forth in Section 17.01.

          WHEREAS, MSX is engaged in the business of providing certain engineering, design, marketing and training services, primarily to automobile manufacturers and suppliers in the United States (the "North American Operations");

          WHEREAS, MascoTech Limited, a corporation organized under the laws of England and a wholly-owned subsidiary of MascoTech ("Limited"), is engaged in, together with its Subsidiaries, the business of providing certain engineering services primarily to automobile manufacturers and suppliers in Europe (the "European Operations"; the European Operations and the North American Operations, without giving effect to the consummation of the APX Acquisition (as defined below), being hereinafter collectively referred to as the "Business");

          WHEREAS, MSX, pursuant to the terms of the APX Business Purchase Agreement, dated as of November 6, 1996 (the "APX Purchase Agreement"), among, inter alia, MSX, the TAD-Sellers, APX International (Europe), Ltd. and TAD Resources International Inc., acquired substantially all the assets of the TAD-Sellers (exclusive of those owned by TAD-Ltd.) pertaining to the APX Business (as defined in the APX Purchase Agreement), and acquired the right to acquire (i) certain assets of TAD-Ltd. used in the APX Business (the "APX Limited Assets"), (ii) all the issued and outstanding shares of capital stock of APX International GmbH, a German Company ("APX-Germany," and its shares of capital stock being "APX-Germany Stock") and (iii) all the issued and outstanding quotas of APX International do Brazil, Ltd., a Brazilian limited company ("APX-Brazil", and its shares of quotas being "APX-Brazil Stock") (collectively, the "APX Acquisition");

          WHEREAS, the Sellers desire to sell, transfer and assign to Purchaser, and Purchaser desires to purchase and acquire from the Sellers, directly or indirectly through one or more Subsidiaries, all of the assets of MSX used in the Business, except for the Excluded Assets, (and to assume certain liabilities as hereinafter set forth);

          WHEREAS, MascoTech desires to sell, transfer and assign to Purchaser, and Purchaser desires to purchase and acquire from MascoTech, all of the right, title and interest of MascoTech in and to one hundred (100) Ordinary Shares, par value L.1.0 per share, of Limited (the "Limited Stock"), constituting all of the issued and outstanding shares of capital stock of Limited;

          WHEREAS, MSX desires to sell, transfer and assign to Purchaser, and Purchaser desires to purchase and acquire from MSX, all of the right, title and interest of MSX in and to the APX Continuing Business and the APX-Brazil Stock;

          WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the above-described transactions and to prescribe certain conditions to the consummation thereof.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                   ARTICLE I

                              THE STOCK PURCHASES

          1.01 Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, (x) MascoTech shall sell to Purchaser, and Purchaser shall purchase from MascoTech, either directly or indirectly through one or more Subsidiaries of Purchaser, all of the right, title and interest of MascoTech in and to the Limited Stock and (y) MSX shall sell to Purchaser, and Purchaser shall purchase from MSX, either directly or indirectly through one or more Subsidiaries of Purchaser, all of the right, title and interest of MSX in and to the APX-Brazil Stock at the Closing for the consideration specified in
Section 3.01.

          1.02 Closing.  The Closing will take place as provided in Section
3.03.  At the Closing, Purchaser shall pay the consideration specified in
Section 3.01 and, simultaneously, MascoTech and MSX, respectively, shall assign and transfer to Purchaser good and valid title in and to the Limited Stock and the APX-Brazil Stock.

          1.03 APX Closing. The parties hereto acknowledge that, as of the Effective Date, the Sellers, pursuant to the APX Purchase Agreement, have not consummated the purchase of the APX Limited Assets, the APX-Germany Stock and the APX-Brazil Stock. Accordingly, any transfer of any such assets or capital stock contemplated pursuant to the terms of this Agreement shall be subject to the consummation of their transfer to the Sellers pursuant to and in accordance with the terms of the APX Purchase Agreement.





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                                   ARTICLE II

                     ASSETS PURCHASED; LIABILITIES ASSUMED

     2.01 Assets.

     (a) MSX Assets Transferred. On the terms and subject to the conditions set forth in this Agreement, at the Closing MSX shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase from MSX, either directly or indirectly through one or more Subsidiaries of Purchaser, all of MSX's right, title and interest in, to and under all MSX Assets, free and clear of all Liens other than Permitted Liens, for the consideration specified in Section 3.01.
The term "MSX Assets" means, collectively, all the business, properties, assets and rights of MSX of whatever kind or nature, real or personal, tangible or intangible, other than the APX Assets and the Excluded Assets, owned by MSX on the Closing Date and used in the Business including, without limitation:

          (i) Real Property Leases. Each lease, sublease or license of real property described in Section 2.01(a)(i) of the Disclosure Schedule as to which MSX is the lessee, sublessee or sublessor, together with any options to purchase the underlying property and leasehold improvements thereon, and in each case all other rights, subleases, licenses, permits, deposits and profits appurtenant to or related to such lease or sublease (the "Real Property Leases").

          (ii) Improvements. To the extent not arising under the Real Property Leases, all rights of MSX in and to all buildings, structures, facilities, fixtures and other improvements located on the real property subject to the Real Property Leases (the "Improvements").

          (iii) Inventory. All inventories, notwithstanding how classified in the financial records of MSX, of raw materials, work-in-process, finished goods, products under research and development, demonstration equipment, office and other supplies, parts, packaging materials and other accessories related thereto which are held at, or are in transit from or to, the locations at which the Business is conducted, or located at customers' premises on consignment, in each case, which are used or held for use by MSX in the conduct of the Business, including, without limitation, any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person, together with all rights of MSX against suppliers of such inventories (the "Inventory").

          (iv) Accounts Receivable. All trade accounts receivable and all notes, bonds and other evidences of rights to receive payments arising out of sales occurring in the conduct of the Business, including any rights of MSX with respect to any third party collection procedures or any other Actions or Proceedings which have been commenced in connection therewith (the "Accounts Receivable").





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          (v) Tangible Personal Property.  All furniture, fixtures, equipment, machinery and other tangible personal property used or held for use in the conduct of the Business (other than Inventory and Vehicles) at the locations at which the Business is conducted or at customers' premises on consignment, or otherwise used or held for use by MSX in the conduct of the Business (including but not limited to the items listed in Section 2.01(a)(v) of the Disclosure Schedule), including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person (the "Tangible Personal Property").

          (vi) Personal Property Leases. (A) Each lease or sublease of tangible personal property described in Section 2.01(a)(vi)(A) of the Disclosure Schedule as to which MSX is the lessor or sublessor and (B) each lease or sublease of tangible personal property described in Section 2.01(a)(vi)(B) of the Disclosure Schedule as to which MSX is the lessee or sublessee, together with any options to purchase the underlying property (the leases and subleases described in subclauses (A) and (B) being hereinafter collectively referred to as the "Personal Property Leases").

          (vii) Business Contracts. All Contracts (other than the Real Property Leases, the Personal Property Leases and the Accounts Receivable) to which MSX is a party and which are utilized in the conduct of the Business, including, without limitation, Contracts relating to suppliers, sales representatives, distributors, purchase orders, marketing arrangements, confidentiality agreements and manufacturing arrangements.

          (viii) Prepaid Items; Deferred Charges. All prepaid items and deferred charges relating to the Business.

          (ix) Intangible Personal Property. All rights and interests in and to the name "MSX International, Inc." and all Intellectual Property used or held for use in the conduct of the Business (including, without limitation, MSX's goodwill therein) and all rights, privileges, claims, causes of action and options relating or pertaining to the Business or the MSX Assets, including, without limitation, the items listed in Section 2.01(a)(ix) of the Disclosure Schedule.

          (x) Licenses. All Licenses utilized in the conduct of the Business, including, without limitation, the Licenses listed in Section 2.01(a)(x) of the Disclosure Schedule (the "Business Licenses").

          (xi) Vehicles. All motor vehicles owned or leased by MSX and used or held for use in the conduct of the Business, including but not limited to the vehicles listed in Section 2.01(a)(xi) of the Disclosure Schedule (the "Vehicles").

          (xii) Books and Records. All Books and Records used or held for use in the conduct of the Business or otherwise relating to the MSX Assets, other than the minute books, stock transfer books and corporate seals of MSX (the "Business Books and Records").





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          (xiii) Insurance Proceeds.  All insurance proceeds or the right to receive proceeds (in each case net of any applicable deductible) in respect of any casualty or other loss in respect of the Business or any of the MSX Assets from (i) either of the Sellers (to the extent not paid as an Intercompany Credit) or (ii) any third-party insurance policy existing for the benefit of MSX or the MSX Assets, including, without limitation, those listed in Section 2.01(xiii) of the Disclosure Schedule.

          (xiv) Cash and Cash Equivalents. All cash, commercial paper, certificates of deposit and other bank deposits, treasury bills and other cash equivalents.

          (xv) Other Assets and Properties. All other assets, properties and rights of MSX used or held for use in connection with the Business, except for the Excluded Assets.

     (b) APX Assets Transferred. On the terms and subject to the conditions set forth in this Agreement, at the Closing MSX shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase from MSX, either directly or indirectly through one or more Subsidiaries of Purchaser, all of MSX's right, title and interest in, to and under all APX Assets, free and clear of all Liens, other than Permitted Liens and Pre-Existing APX Liens, for the consideration specified in Section 3.01. The term "APX Assets" means, collectively, (i) all the business, properties, assets and rights of whatever kind or nature, real or personal, tangible or intangible used in the APX Business prior to the Effective Date and sold, transferred, assigned, conveyed and delivered to MSX on the Effective Date pursuant to and in accordance with the APX Purchase Agreement, together with all properties, assets and rights of whatever kind or nature, real or personal, tangible or intangible, including, without limitation, cash and cash equivalents acquired by MSX after the Effective Date with respect to the APX Continuing Business, other than Conveyed Assets (the "Transferred APX Assets"), and (ii) all rights of MSX created by or arising under or in connection with the APX Purchase Agreement, or otherwise relating to the Transferred APX Assets and/or the APX Continuing Business. The Sellers shall confirm the sale of the MSX Assets and the APX Assets (collectively, the "Assets") by the execution and delivery to Purchaser or one or more of its Subsidiaries, on the Closing Date, of the Assignment and Assumption Agreement in the Form of Exhibit 2.02 hereto.

     (c) Excluded Assets. Notwithstanding anything in this Agreement to the contrary, the following assets, properties and rights of MSX (the "Excluded Assets") shall be excluded from and shall not constitute Assets, and Purchaser shall have no rights, title or interest in or to or duties or obligations of any nature whatsoever with respect thereto by virtue of the consummation of the transactions contemplated by this Agreement:

          (i) Insurance. All insurance policies relating to the operation of the Business or the APX Continuing Business (except as otherwise provided in Section 2.01(a)(xiii) or 2.01(b)).




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          (ii)  Tax Refunds.  All refunds or credits, if any, of Taxes due to or from MSX.

          (iii) Corporate Records. The minute books, stock transfer books and corporate seal of MSX.

          (iv) Litigation Claims. Any rights (including indemnification) and claims and recoveries under litigation of MSX relating solely to the Retained Liabilities or the Excluded Assets described in clauses (i) through (iii) and
(v) through (x) of this paragraph (c).

          (v) Excluded Obligations. The rights of either MSX in, to and under, and the obligations of either MSX under, all Contracts and Licenses of any nature which are retained by the Sellers pursuant to Section 2.02.

          (vi) Non-Core Assets. All assets, properties and rights owned, used or previously used by the Sellers in connection with all Non-Core Businesses listed in Section 6.05 of the Disclosure Schedule other than the Intellectual Property listed in Section 2.01(a)(ix) of the Disclosure Schedule.

          (vii)  Bank Accounts.  All bank accounts.

          (viii) Plan Assets. Except as expressly provided in Article XIII, any assets (including assets held in trust) of or relating to any Employee Benefit Plan.

          (ix)  MSX's interest in DR International, Inc. and the Brighton
Building.

          (x) Other. MSX's rights under this Agreement and the Operative Agreements.

     2.02   Liabilities.

     (a) Assumed Liabilities. In connection with the sale, transfer, conveyance, assignment and delivery of Assets pursuant to this Agreement, on the terms and subject to the conditions set forth in this Agreement, and except as otherwise provided in Section 2.02(b), at the Closing Purchaser shall assume and agree to pay, perform and discharge when due (i) all obligations, duties and liabilities of MSX of whatever kind or nature (other than Liabilities which arise as a result of a violation of the covenants of the Sellers under this Agreement except to the extent of the benefits derived by the Purchaser with respect thereto), and (ii) those ob1igations, duties and liabilities of the Sellers of whatever kind or nature relating to the APX Assets or arising in connection with the operation of the APX Business, which were assumed by the Sellers in accordance with the terms of the APX Purchase Agreement or which arise (without violation of the covenants of the Sellers under this Agreement except to the extent of the benefits derived


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

by the Purchaser with respect thereto) in connection with events occurring with respect to the APX Assets or the APX Continuing Business after the Effective Date, as the same shall exist on the Closing Date (the "Assumed Liabilities"). Purchaser shall confirm such assumption by the execution and delivery to the Sellers, on the Closing Date, of the Assignment and Assumption Agreement in the form of Exhibit 2.02.

          (b) Retained Liabilities. Notwithstanding anything to the contrary contained herein, Purchaser shall not assume by virtue of this Agreement or the transactions contemplated hereby, and shall have no liability for, any Liabilities of the Sellers of any kind, character, nature or description whatsoever (the "Retained Liabilities"), with respect to the following: (i) Liabilities for Taxes as set forth in Article XII hereof; (ii) any Liabilities in any way relating to the Business or the APX Continuing Business and owed to any of the Sellers or any of their Affiliates other than the Liabilities set forth in Section 15.03 of the Disclosure Schedule and those reflected in the Effective Date Balance Sheet; (iii) Liabilities relating to the Excluded Assets and all Liabilities relating to or arising in connection with or as a result of actions taken or omitted to be taken by the Sellers in connection with the Non-Core Businesses listed in Section 6.05 of the Disclosure Schedule or the Non-Core Assets, including, without limitation, all Liabilities arising out of Body Systems and Assembly Cutlass Convertible Program, including, without limitation, Liabilities arising out of any warranty obligations with respect thereto; (iv) any Funded Indebtedness; (v) subject to the provisions of Section 18.18, Liabilities under any self-insurance maintained by the Sellers during the Interim Period except to the extent of any applicable deductible; (vi) except to the extent assumed under Article XIII, Liabilities arising in any way from the employment, compensation, benefits, or coverage under any Employee Benefit Plan or Employee Benefit Arrangement, of any employee, agent, contractor or consultant engaged in the Business at any time prior to the Closing Date who is not an Interim Employee or a Transferred Employee; (vii) except to the extent assumed under Article XIII, Liabilities arising under any Employee Benefit Plan or Employee Benefit Arrangement with respect to any Interim Employee or any Transferred Employee; (viii) Liabilities resulting from or relating to claims for indemnification by any past or present officers or directors of either Seller; (ix) Liabilities for Permitted Payments, to the extent such Permitted Payments are included in the determination of Interim Period Cash Flow; (x) except to the extent assumed under Article XIII, Liabilities resulting from or relating to the facts and circumstances giving rise to the case of Corbin v. Blankenburg, No. 91-CV-72595-DT; (xi) Liabilities resulting from or relating to any activities of MSX after the Closing; (xii) Liabilities with respect to or arising out of any claims relating to the Cars and Concepts T-Top program, including, without limitation, Liabilities arising out of Allison Connelly v. ASG, Cars and Concepts and C&C, Inc.; and (xiii) checks outstanding with respect to the Business or the APX Continuing Business.

Each Seller shall discharge in a timely manner or shall make adequate provision for all of the Retained Liabilities, provided that each Seller shall have the ability to contest, in good faith, any claim of liability asserted in respect thereof by any Person other than Purchaser and its Affiliates.





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          2.03 Third-Party Consents.  To the extent that any Asset is not transferable or assignable without the consent of any third party or the transfer or assignment of which would result in a violation of any Law or Order (a "Non-Transferable Asset"), this Agreement shall not constitute an assignment or an attempted assignment thereof. Each Seller shall use its reasonable best efforts to obtain the required consent of any such third party to the transfer or assignment of any such Non-Transferable Asset. If any such consent shall not be obtained, each Seller shall cooperate with Purchaser in any reasonable arrangement (including reimbursement of monies paid by the Sellers on account of any such arrangement) designed to provide Purchaser with the benefits intended to be assigned to it under the relevant Non-Transferable Asset. If and to the extent that such an arrangement cannot be made, Purchaser shall have no obligation pursuant to Section 2.02 or otherwise with respect to any such Non-Transferable Asset.


                                  ARTICLE III

                          PURCHASE PRICE; THE CLOSING

          3.01 Purchase Price; Adjustment.

          (a) Purchase Price. The "Purchase Price" shall consist of (i) $114,628,080 in cash, less the amount of Effective Date Assumed Indebtedness,
(ii) one or more Subordinated Debentures due 2006 (the "Purchaser Notes") of Purchaser in the aggregate principal amount of $30 million having the terms set forth in the form of Subordinated Note Purchase Agreement among the Sellers and Purchaser and dated the Closing Date (the "Purchaser Note Agreement"), in the form attached as Exhibits 3.01(a)(A) and 3.01(a)(B) hereto, and (iii) the assumption by Purchaser of the Assumed Liabilities. The cash portion of the Purchase Price shall be paid by wire transfer of immediately available funds to MascoTech (for MascoTech's own account or, as appropriate, for the account of MSX). The Purchase Price shall be subject to certain adjustments described in
Section 3.01(b).

          (b) Adjustments.

               (i) Within 60 days after the Closing Date, the Sellers shall cause to be prepared and delivered to Purchaser (x) the Effective Date Balance Sheet, audited (unless such audit requirement is waived by the Institutional Stockholder) by a national independent accounting firm selected by the Sellers (the "Accounting Firm") (and shall be accompanied by a written report thereon by the Accounting Firm) and (y) reports setting forth a computation of each of the Effective Date Net Working Capital, the Interim Period Cash Flow, the Interim Period Cash Flow Interest, the Interim Period Income Tax Amount and the Interim Period Income Tax Benefit (collectively, the "Computations"). Each Computation shall be prepared in accordance with the terms thereof. The Sellers shall, and shall cause the Accounting Firm to, make available to Purchaser all work papers and related data used in connection with the preparation and audit of the Effective Date Balance Sheet and the Computations.



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


               (ii) Except as provided in Section 3.01(b)(iii) below, within 30 days after delivery to Purchaser of the Effective Date Balance Sheet and the Computations, the Sellers shall pay to Purchaser in immediately available funds an amount equal to the Adjustment (as defined below), if the Adjustment yields a positive number, together with interest thereon from the Closing Date to the date of payment at the rate of 10% per annum . If the Adjustment yields a negative number, Purchaser shall pay to the Sellers in immediately available funds an amount equal to the Adjustment, together with interest thereon from the Closing Date to the date of payment at the rate of 10% per annum. As used herein, the term "Adjustment" means (I) the sum of (x) the amount, if any, by which the Required Working Capital exceeds the Effective Date Net Working Capital and (y) the amount of the Interim Period Cash Flow, if a positive number, together with a charge on such positive Interim Period Cash Flow calculated at the rate of 8.5% per annum for a period of one-half of the total number of days elapsed during the Interim Period, and (z) Interim Period Income Tax Benefit minus (II) the sum of (x) the amount, if any, by which the Effective Date Net Working Capital exceeds the Required Working Capital and (y) the absolute amount of Interim Period Cash Flow, if a negative number, together with a charge on such negative Interim Period Cash Flow calculated at the rate of 8.5% per annum for a period of one-half of the total number of days elapsed during the Interim Period, and (z) the Interim Period Income Tax Amount. Any such payments required by this Section 3.01(b)(ii) (as the same may be adjusted pursuant to the procedures set forth in Section 3.01(b)(iii)) is herein referred to as the "Sellers' Net Cash Adjustment," in the case of a payment due to the Sellers, and the "Purchaser Net Cash Adjustment," in the case of a payment due to Purchaser.

               (iii) In the event that Purchaser has any objection that any of the Effective Date Balance Sheet or the Computations have not been prepared in accordance with this Agreement, Purchaser may give the Sellers a written statement describing its objections in reasonable detail within 30 days following their receipt of the Effective Date Balance Sheet and the Computations. The Effective Date Balance Sheet and each of the Computations shall become final and binding upon the parties hereto unless such statement is given. Purchaser and the Sellers shall use reasonable efforts to resolve any disputes themselves through the exchange of written proposals setting forth their respective determinations of any of the disputed items in the Effective Date Balance Sheet or the Computations. During this period (not to exceed 40 days after the Sellers have received the statement of objections, such period being the "Discussion Period") in which the parties are attempting to resolve any such disputes themselves, no party shall be constrained by any position it has previously taken with respect to the determination of the items contained in the Effective Date Balance Sheet or the Computations; provided that no party may take any position that is inconsistent with the provisions of this Agreement.
If the parties are unable themselves to obtain a final resolution prior to the termination of the Discussion Period, the parties shall select a nationally recognized accounting firm (other than Ernst & Young LLP and Coopers & Lybrand
LLP) reasonably acceptable to each of the parties (the "Independent Accounting Firm") to which to submit the items remaining in dispute (the "Disputed Matters"). Such selection shall occur no later than the tenth day following the termination of the Discussion Period. Within 20 days after the selection of the Independent Accounting Firm, each party shall submit to the Independent Accounting Firm a written statement describing each Disputed Matter in reasonable detail. The Independent Accounting





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

Firm shall, within 60 days after such submission, resolve any remaining disputes. Any such resolution by the Independent Accounting Firm shall be set forth in writing and shall be conclusive and binding among the parties and the Effective Date Balance Sheet and each of the Computations shall be appropriately adjusted to reflect the final resolution of the Disputed Matters. The payment of any Sellers' Net Cash Adjustment or Purchaser Net Cash Adjustment, as applicable, shall be made within 5 days after delivery to the Sellers and Purchaser of the decision of the Independent Accounting Firm.

               (iv) All fees and expenses of the Independent Accounting Firm selected in accordance with Section 3.01(b)(iii) shall be borne equally by Purchaser and the Sellers.

               (v) The Sellers shall be jointly and severally liable for the payment and performance when due of all obligations of the Sellers under this
Section 3.01(b).

          3.02 Allocation of Purchase Price.

          (a) The parties hereto acknowledge and agree that the purchase and sale of the of the Assets, the APX-Brazil Stock and the Limited Stock is an "applicable asset acquisition" within the meaning of Section 1060(c) of the Code. Purchaser shall in good faith prepare a schedule (the "Allocation Schedule"), and deliver it to the Sellers prior to the Closing Date, setting forth the allocation of the consideration to be paid by Purchaser for the Assets among the Assets, including the covenant of the Sellers set forth in Section
8.07 of this Agreement, which shall be prepared in accordance with the methodology contained in Section 1060 of the Code. Such Allocation Schedule shall reflect an allocation of a portion of the Purchase Price (including for this purpose the Assumed Liabilities) between the APX Assets and the APX-Brazil Stock and the MSX Assets and the Limited Stock, such amount being allocated to the MSX Assets and the Limited Stock to be allocated one-third to the Limited Stock and two-thirds among the MSX Assets as set forth in the Allocation Schedule. In connection with the preparation of the Allocation Schedule, the parties shall cooperate with each other and provide such information as any of them shall reasonably request.

          (b) The parties agree to modify the Allocation Schedule promptly following the Closing to reflect modifications in any information used in its preparation. Each party hereto agrees to be bound by the allocations set forth in the Allocation Schedule, to complete jointly and to file separately Form 8594 with its federal income tax return consistent with such allocation for the tax year in which the Closing Date occurs, to file, or cause to be filed, all other Tax Returns in a manner consistent with such allocation, and not to take any actions inconsistent therewith.

          3.03 Time and Place of Closing. Subject to satisfaction or waiver of the conditions set forth in Articles X and XI, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178, at 9:00 a.m., New York City time, on January 3, 1997, or at such other time and date as the parties hereto mutually agree. The date on which the Closing occurs is referred to herein as the "Closing Date".





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


          3.04 Deliveries at the Closing. Subject to Section 1.03, the Sellers shall deliver to Purchaser (w) the various certificates, instruments and other documents referred to in Sections 8.09, 10.03, 10.06, 10.07, 10.08, 10.09,
10.11, 10.12, 10.13 and 10.14, (x) stock certificates representing the APX-Brazil Stock and the Limited Stock, duly endorsed in blank or accompanied by duly executed stock powers endorsed in blank with requisite stock transfer tax stamps, if any, attached, (y) the Assignment and Assumption Agreement and the Purchaser Note Agreement, duly executed by each Seller and (z) such other instruments of conveyance, assignments and transfers, in form and substance reasonably acceptable to Purchaser and duly executed by MSX, as Purchaser shall reasonably request to vest in Purchaser good title to the Assets, subject to Permitted Liens and Pre-Existing APX Liens, (the "Other Assignment Instruments") and Purchaser shall deliver or cause to be delivered to the Sellers (x) the various certificates, instruments and other documents referred to in Sections 11.03, 11.06, 11.07 and 11.08, (y) the Assignment and Assumption Agreement, the Purchaser Note Agreement and the Purchaser Notes, duly executed by Purchaser and
(z) the consideration specified in the first sentence of Section 3.01(a). Immediately following the Closing, Purchaser shall, or shall cause the Limited Companies to, repay that portion of the Assumed Indebtedness owed to the Sellers or their Affiliates.

          3.05 Further Assurances; Post-Closing Cooperation.

          (a) Further Assurances. At any time or from time to time after the Closing, at Purchaser's request and without further consideration, each Seller shall execute and deliver to Purchaser such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions, without material expense to the Sellers, as Purchaser may deem necessary or desirable, including, without limitation, the obtaining of all necessary consents of Governmental Authorities and other third parties, in order to more effectively transfer, convey and assign to Purchaser and to confirm Purchaser's title to, the Limited Stock, the APX-Brazil Stock and all of the Assets, and, to the full extent permitted by Law, to put Purchaser in actual possession and operating control of the Business, the APX Continuing Business and the Assets and to assist Purchaser in exercising all rights with respect thereto, and otherwise fulfill its obligations under this Agreement and the Operative Agreements.

          (b) Books and Records. Following the Closing, each Seller shall afford to Purchaser, its counsel and its accountants, and Purchaser shall afford to each Seller, its counsel and accountants, during normal business hours, reasonable access to the books, records and other data relating to the Business, APX Continuing Business, the Limited Stock, the APX-Brazil Stock and the Assets in its possession or in the possession of any of its Affiliates with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation of Tax Returns, (ii) the determination or enforcement of rights and obligations under this Agreement or the APX Purchase Agreement, (iii) compliance with the requirements of any Governmental Authority, (iv) the determination or enforcement of the rights and obligations of any Indemnified Party or (v) in connection with any actual or threatened Action or Proceeding. Each of the Sellers and Purchaser further agrees that, for a period extending six years after the

Closing Date, it shall not destroy or otherwise dispose of any such books, records and other data unless (x) it shall first offer in writing to surrender such books, records and other data to Purchaser or the Sellers, as the case may be, and (y) Purchaser or the Sellers, as the case may be, shall not agree in writing to take possession thereof during the 10-day period after such offer is made.

          (c) Limitation on Access. Notwithstanding anything to the contrary contained in this Section 3.05, if Purchaser and one or both of the Sellers are in an adversarial relationship in connection with any pending or threatened litigation or arbitration arising under or related to this Agreement, the APX Purchase Agreement or any of the Operative Agreements, the furnishing of books, records and other documents and information in accordance with paragraph (b) above shall be subject to applicable rules relating to discovery.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF SELLERS
                          CONCERNING THE TRANSACTIONS

          The Sellers hereby jointly and severally represent and warrant to Purchaser that the statements contained in this Article IV are true and correct as of the Effective Date, and will be true and correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV, except to the extent that such statements expressly relate to an earlier time or date, in which case such statement shall be true and correct as of such earlier time or date), except as set forth in the Disclosure Schedule, which Disclosure Schedule shall be construed in accordance with Section 18.11.

          4.01 Organization and Qualification. Each of MascoTech and MSX is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and Michigan, respectively, and MSX has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties. MSX is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, (i) are not having and could not be reasonably expected to have a Material Adverse Effect and (ii) could not be reasonably expected to have a material adverse effect on the validity or enforceability of this Agreement or the Operative Agreements or on the ability of MSX to perform its obligations thereunder.

          4.02 Authority Relative to Acquisition Agreement. Each Seller has full corporate power and authority to enter into this Agreement and the Operative Agreements to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated by this Agreement and the Operative Agreements to which it is a party. The execution, delivery and performance of this Agreement and the Operative Agreements have been duly authorized by all requisite corporate action and no other corporate action on the part of either Seller party thereto or its shareholders is necessary to authorize the execution, delivery and performance by either Seller of this Agreement or the Operative Agreements to which it is a party and the consummation by each Seller of the transactions contemplated thereby. This Agreement and the Operative Agreements have been duly and validly executed and delivered by each Seller a party thereto, and constitute the legal, valid and binding obligation of each Seller a party thereto, enforceable against each Seller a party thereto in accordance with their respective terms.

          4.03 No Conflicts. The execution and delivery by each Seller of this Agreement and the Operative Agreements to which such Seller is a party do not, and the performance by each Seller of its obligations under each Acquisition Agreement and Operative Agreement to which it is a party and the consummation of the transactions contemplated thereby will not: (i) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Articles of Incorporation or By-laws of either Seller, any Limited Company; (ii) conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to either Seller or any Limited Company, or any of their respective assets or properties; or (iii) (v) conflict with or result in a violation or breach of, (w) constitute (with or without notice or lapse of time or both) a default under, (x) result in or give to any Person any right of payment or reimbursement (except pursuant to this Agreement), termination, cancellation, modification or acceleration under, (y) result in the creation or imposition of any Lien upon any assets or properties of either Seller or any Limited Company under, or (z) otherwise require either Seller or any Limited Company to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, any Contract or License to which either Seller or any Limited Company is a party or by which any of its assets or properties is bound, excluding from clauses (ii) and (iii) any conflicts, violations, breaches, defaults, terminations, cancellations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect or a material adverse effect on the ability of either Seller to consummate the transactions contemplated by this Agreement or the Operative Agreements.

          4.04 Governmental Approvals and Filings.  Except as specified in
Section 4.04 of the Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental Authority on the part of either Seller, or any Limited Company is required in connection with the execution, delivery and performance of this Agreement or the Operative Agreements or the consummation of the transactions contemplated by any such agreement.

          4.05 Acquisition for Investment. Neither of the Sellers is acquiring any part of the Purchaser Notes with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act; provided that the disposition of the Purchaser Notes will at all times remain within their control.

          4.06 Entire Business. Subject to Section 1.03, the sale and transfer of the MSX Assets and the Limited Stock by the Sellers to Purchaser pursuant to this Agreement will effectively convey to Purchaser, free and clear of all Liens, other than Permitted Liens, all the assets and properties necessary to conduct the Business, and the sale of the APX Assets and the APX-Brazil Stock by MSX to Purchaser pursuant to this Agreement will convey to Purchaser, free and clear of all Liens, other than Permitted Liens and Pre-Existing APX Liens, all of the assets, rights and properties acquired by MSX pursuant to the APX Purchase Agreement and all of the assets, rights and properties acquired by MSX with respect to the APX Continuing Business after the Effective Date other than Conveyed Assets and any assets destroyed due to casualty.


                                   ARTICLE V

        REPRESENTATIONS AND WARRANTIES OF SELLERS AS TO APX ACQUISITION

          The Sellers jointly and severally hereby represent and warrant to Purchaser with respect to the APX Acquisition that the statements contained in this Article V are true and correct as of the Effective Date, except as set forth in the Disclosure Schedule, which Disclosure Schedule shall be construed in accordance with Section 18.11.

          5.01 Consummation of APX Acquisition.

          (a) Subject to Section 1.03, the APX Acquisition has been consummated on the Effective Date and the Sellers have acquired substantially all the assets of the TAD-Sellers (exclusive of those owned by TAD-Ltd.) pertaining to the APX Business in accordance with the terms and conditions of the APX Purchase Agreement and have acquired the right to acquire (i) the APX Limited Assets and
(ii) the APX-Brazil Stock and the APX-Germany Stock.

          (b) None of the terms of the APX Purchase Agreement or any obligation of the TAD Sellers and the Shareholders (as defined in the APX Purchase Agreement) thereunder, have been waived, terminated, amended, supplemented or modified in any respect.



                                   ARTICLE VI

                   REPRESENTATIONS AND WARRANTIES OF SELLERS
                    WITH RESPECT TO THE BUSINESS AND LIMITED

          The Sellers jointly and severally represent and warrant to Purchaser with respect to the Business and Limited and each of the Subsidiaries of Limited (collectively, the "Limited Companies") that the statements contained in this
Article VI are true and correct as of the Effective Date, except for the statements set forth in Sections 6.01, 6.02, 6.06(c) and 6.08(p) which shall be true and correct as of the Effective Date and as of the Closing Date and except as set forth in the Disclosure Schedule, which Disclosure Schedule shall be construed in accordance with Section 18.11.

          6.01 Organization of Limited. Limited is a corporation duly organized, validly existing and in good standing under the Laws of England, and has full corporate power and authority to conduct the Business as and to the extent now conducted by Limited and to own, use and lease its assets and properties. Limited is duly qualified, licensed or admitted to do business and is in good standing in all jurisdictions in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, (i) are not having and could not be reasonably expected to have a Material Adverse Effect and (ii) could not be reasonably expected to have a material adverse effect on the validity or enforceability of this Agreement or any of the Operative Agreements. The Sellers have, prior to the execution of this Agreement, delivered to Purchaser true and complete copies of the corporate charter documents of Limited as in effect on the date hereof.

          6.02 Limited Capital Stock. The authorized capital stock of Limited consists solely of one hundred (100) Ordinary Shares, of which only the Limited Stock has been issued. The Limited Stock is duly authorized, validly issued and outstanding, fully paid and nonassessable. MascoTech owns the Limited Stock, beneficially and of record, free and clear of all Liens. Except for this Agreement, there are no outstanding Options with respect to the Limited Stock or rights to require Limited to redeem, repurchase or otherwise acquire any of its capital stock or any securities convertible, exchangeable or exercisable for or into its capital stock. None of the issued and outstanding shares of capital stock of Limited was issued in violation of any preemptive rights. The delivery of a certificate or certificates at the Closing representing the Limited Stock in the manner provided in Section 3.04 will transfer to Purchaser good and valid title to the Limited Stock, free and clear of all Liens. Section 6.02 of the Disclosure Schedule separately lists the name and jurisdiction of incorporation of each Subsidiary of Limited. Each Subsidiary of Limited is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation identified in Section 6.02 of the Disclosure Schedule, and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties. Each such Subsidiary is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions specified in Section
6.02 of the Disclosure Schedule, which are the only jurisdictions in which the ownership, use or leasing of such Subsidiary's assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for those jurisdictions in which the failure by Limited and its Subsidiaries to be qualified, licensed or admitted and in good standing could not reasonably be expected to have a Material Adverse Effect.
Section 6.02 of the Disclosure Schedule separately lists for each Subsidiary of Limited the amount of its authorized, issued and outstanding capital stock and the record owners of such outstanding capital stock. All of the outstanding shares of capital stock of each Subsidiary of Limited have been duly authorized and validly issued, are fully paid and nonassessable, and are owned, beneficially and of record, by Limited or Subsidiaries wholly owned by Limited, free and clear of all Liens. There are no outstanding Options with respect to the capital stock of any Subsidiary of Limited or rights to require any of such Subsidiaries to redeem, repurchase or otherwise acquire any of its capital stock or any securities convertible, exchangeable or exercisable for or into any of its capital stock. None of the issued and outstanding shares of capital stock of any Subsidiary of Limited was issued in violation of any preemptive rights. The Sellers have, prior to the execution of this Agreement, delivered to Purchaser true and complete copies of the certificate or articles of incorporation and by-laws (or other comparable corporate charter documents) of each of the Limited Companies as in effect on the date hereof.

          6.03 Financial Statements. Section 6.03 of the Disclosure Schedule contains true and correct copies of each of the unaudited condensed combined balance sheets of the Business for the fiscal years ended December 31, 1995 (the "December 31 Balance Sheet") and 1994 and for the nine months ended September 30, 1996 and the related unaudited condensed combined statements of income for the respective periods then ended and cash flows for the fiscal year ended December 31, 1995 and the nine month period ended September 30, 1996. Except as set forth in Section 6.03 of the Disclosure Schedule or in the notes thereto, all such financial statements were prepared in accordance with GAAP and fairly present (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments which are not expected to be, individually or in the aggregate, materially adverse to the Business) the financial condition, results of operations or cash flow of the Business as of the respective dates thereof and for the respective periods covered thereby. Except (x) as reflected or reserved against in the December 31 Balance Sheet (including the notes thereto) or (y) as reflected or reserved against in the Effective Date Balance Sheet or
(z) as reflected in any subsection of the Disclosure Schedule, there will be no contingent liabilities against, relating to or affecting the Business, any of the MSX Assets or the Limited Stock which are required by GAAP (applied on a consistent basis with the methods, principles, practices and policies used in preparing the December 31 Balance Sheet) to be reflected or reserved against in a combined balance sheet of the Business as of that date, other than (i) Liabilities which arise in the ordinary course of the Business and (ii) other Liabilities which, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

          6.04 Absence of Changes. Except for the execution and delivery of the APX Purchase Agreement and the consummation of the transactions contemplated thereby, since December 31, 1995 no events or circumstances have occurred or arisen which, taken together, could reasonably be expected to result in a Material Adverse Effect. Without limiting the foregoing, there has not occurred, with respect to the Business or any of the Limited Companies, during the period from and including December 31, 1995 to and including the date hereof:

          (a) any adoption, entering into, amendment, modification or termination (partial or complete) of any Employee Benefit Plan, Employee Benefit Arrangement or Foreign Benefit Plan or any material increase in compensation or other material change in employment terms for any officer, director or employees;

          (b) incurrences of Indebtedness in an aggregate principal amount exceeding $20 million (net of any amounts discharged during such period);

          (c) any acquisition, lease or disposition by the Sellers or any of the Limited Companies of any assets or properties used or held for use in the conduct of the Business, or any creation or incurrence of a Lien (other than a Permitted Lien) on any assets or properties used or held for use by any of them in the conduct of the Business, in each case other than in the ordinary course of business consistent with past practice;

          (d) any entering into of an agreement, arrangement, commitment or understanding to do or engage in any of the foregoing after the date hereof; or

          (e) any other transaction involving or development affecting the Business, the Limited Stock or the MSX Assets outside the ordinary course of business consistent with past practice.

          6.05 Non-Core Businesses. Section 6.05 of the Disclosure Schedule contains a true and correct list of and accurately describes each of the Non-Core Businesses.

          6.06 Legal Proceedings.

          (a) There are no Actions or Proceedings pending or, to the knowledge of either Seller, threatened against, relating to or affecting the Sellers, the Business, any of the Limited Companies, APX-Brazil, the Limited Stock, the APX-Brazil Stock or any of the Transferred Assets which (i) could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or otherwise result in a material diminution of the benefits contemplated by this Agreement, or any of the Operative Agreements to Purchaser, or (ii) if determined adversely, would have
(x) a material adverse effect on the ability of any party hereto to consummate the transactions contemplated hereunder or under the Operative Agreements or (y) a Material Adverse Effect.

          (b) There are no Orders outstanding against the Sellers relating to the Business or against any of the Limited Companies.

          (c) There are no Orders outstanding against the Sellers, any of the Limited Companies, APX-Brazil, the Limited Stock, the APX-Brazil Stock or any of the Transferred Assets restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements.

          6.07 Compliance with Laws and Orders. None of the Sellers nor any of the Limited Companies is, or has received any notice that it is, in violation of or in default under any Law or Order applicable to the Business, the Limited Stock or the MSX Assets, except for violations and defaults which, individually or in the aggregate, are not having and could not be reasonably expected to have a Material Adverse Effect or a material adverse effect on the ability of any party hereto to consummate the transactions contemplated by this Agreement or the Operative Agreements.

          6.08 Taxes. (a) Except as disclosed in Section 6.08 of the Disclosure Schedule, all Tax Returns required to have been filed by or with respect to the Sellers relating to the Business or any of the Limited Companies have been duly filed, and each such Tax Return correctly and completely reflects the income, franchise or other Tax liability and all other information required to be reported thereon. All Taxes due and payable by the Sellers relating to the Business or any of the Limited Companies, whether or not shown on any Tax Return, have been paid.

          (b) Except as disclosed in Section 6.08 of the Disclosure Schedule, the provisions for Taxes due by the Sellers relating to the Business or any of the Limited Companies (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) in the December 31 Balance Sheet for the period ended December 31, 1995 are sufficient for all unpaid Taxes, being current Taxes not yet due and payable, of the Sellers relating to the Business and the Limited Companies.

          (c) Neither the Sellers nor or any of the Limited Companies is a party to any agreement extending the time within which to file any Tax Return. No claim relating to the Business by any Taxing Authority in a jurisdiction in which the Sellers and the Limited Companies do not file Tax Returns is currently pending or, to the knowledge of the Sellers or the Limited Companies, threatened to the effect that any of them is or may be subject to taxation by that jurisdiction.

          (d) All monies required to be withheld by the Sellers and each of the Limited Companies from employees, independent contractors, creditors or other third parties relating to the Business for Taxes (including without limitation for income, foreign wages, Social Security or unemployment insurance Taxes or any similar Tax under state, local or foreign law) have been collected or withheld, and either duly or timely paid to the appropriate Taxing Authority or set aside in accounts for such purpose.

          (e) There is no pending dispute or claim concerning any Tax Liabilities of the Sellers relating to the Business or of the Limited Companies either (i) claimed or raised by any Taxing Authority or (ii) otherwise known to the Sellers or any of the Limited Companies. Section 6.08 of the Disclosure
Schedule indicates those Tax Returns, if any, that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Sellers have delivered to Purchaser complete and correct copies of all federal, state, local and foreign income Tax Returns filed by, and all Tax examination reports and statements of deficiencies assessed against or agreed to by, the Sellers relating to the Business or any of the Limited Companies since January 1, 1991.

          (f) Neither of the Sellers nor or any of the Limited Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

          (g) Except as disclosed in Section 6.08 of the Disclosure Schedule, the Sellers and the Limited Companies have not received any written ruling related to Taxes or entered into any written and legally binding agreement with a Taxing Authority relating to Taxes.

          (h) The Sellers and the Limited Companies have no liability for Taxes of any Person other than the Subsidiaries of the Sellers listed in Section 6.08 of the Disclosure Schedule (i) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise.

          (i) None of the MSX Assets constitute tax-exempt bond financed property or tax-exempt use property, within the meaning of Section 168 of the Code.

          (j) None of the Sellers or any of the Limited Companies is a "consenting corporation" within the meaning of Section 341(f)(1) of the Code, or comparable provisions of any state statutes, and none of the MSX Assets or the Limited Stock is subject to an election under Section 341(f) of the Code or comparable provisions of any state statutes.

          (k) None of the Sellers or any of the Limited Companies has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code.

          (l) None of the Limited Companies is, and at no time has been, a passive foreign investment company within the meaning of Section 1296 of the Code.

          (m) None of the Limited Companies is, or at any time has been, engaged in the conduct of a trade or business within the United States within the meaning of Section 864(b) and Section 882(a) of the Code, or treated as or considered to be so engaged under Section 882(d) or Section 897 of the Code or otherwise.

          (n) None of the Limited Companies holds, and at no time has held, a United States real property interest within the meaning of Section 897(c)(1) of the Code.

          (o) Except as disclosed in Section 6.08 of the Disclosure Schedule, no Taxing Authority has proposed Tax adjustments with respect to the Sellers or any of the Limited Companies directly or indirectly in respect of an intercompany transaction or arrangement between or among the Sellers, the Limited Companies or their Affiliates during any Pre-Closing Period, including, without limitation
(i) any Tax arising from an adjustment in respect of such transaction or arrangement under Section 482 of the Code, the Treasury Regulations thereunder, any related provision or any similar provision of state, local or foreign law and (ii) any Tax arising from a failure to fully comply with applicable documentation, recordkeeping and filing requirements in respect of such transaction or arrangement.

          (p) As of the Closing Date, the Limited Companies will have in the aggregate at least U.S. $7 million of earnings and profits. All such earnings and profits will, following the sale by the Sellers of the capital stock of the Limited Companies pursuant to this Agreement, be treated as previously included in the Sellers' gross income under Section 951(a) of the Code and subject thereunder to U.S. Federal income tax.

     6.09 Benefit Plans; ERISA.

     (a) Section 6.09(a) of the Disclosure Schedule lists each Employee Benefit Plan covered by or subject to ERISA that any of the Sellers or their respective Affiliates maintains or administers, or to which any of them contributes, in each such case covering any employee or former employee engaged in the Business.

          (i) Each such Employee Benefit Plan (and each related trust, VEBA trust, insurance contract, or fund) has at all times complied in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws and has been administered in accordance with its terms.

          (ii) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, Forms PBGC-1, and Summary Plan Descriptions) have, where required, been filed or distributed with respect to each such Employee Benefit Plan and each Employee Benefit Arrangement listed in
Section 6.09(f) of the Disclosure Schedule. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B have been met in all material respects with respect to each such Employee Benefit Plan that is a group health plan (within the meaning of ERISA Section 601 and Code Section 4980B).

          (iii) All contributions (including all employer contributions and employee salary reduction contributions) which are due and payable to any such Employee Benefit Plan which is an employee pension benefit plan (as defined in ERISA) on or prior to the date hereof have been paid to such employee pension benefit plan. All premiums and other payments due on or before the date hereof have been paid with respect to each such Employee Benefit Plan which is an employee welfare benefit plan (as defined in ERISA).

          (iv) Each such Employee Benefit Plan which is an employee pension benefit plan and which is intended to meet the requirements of a qualified plan under Code Section 401(a) is, and at all times has been, so qualified and has either (1) received a favorable determination letter from the Internal Revenue Service covering such Employee Benefit Plan for the Tax Reform Act of 1986, as amended, the Unemployment Compensation Act of 1992, and the Omnibus Budget Reconciliation Act of 1993 or (2) timely applied to the Internal Revenue Service for a favorable determination letter so covering such plan.

          (v) No Employee Benefit Plan other than a Multiemployer Plan is subject to the minimum funding requirements of Code Section 412 or to Title IV of ERISA.

          (vi) The Sellers have delivered to Purchaser correct and complete copies of the current plan document and summary plan description, the most recent favorable determination letter received from the Internal Revenue Service, the most recent Form 5500

Annual Report filed with the Internal Revenue Service, and all related trust agreements, insurance contracts and other funding agreements which implement each such Employee Benefit Plan, in each case as applicable to such Employee Benefit Plan.

               (vii) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan and, to the knowledge of the Sellers, no plan fiduciary has any liability for material breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the knowledge of the Sellers, threatened.

          (b) Section 6.09(b) of the Disclosure Schedule lists each Employee Benefit Plan providing medical, health or life insurance and any other welfare benefit plan providing significant welfare-type benefits for currently (or future) retired or terminated United States employees engaged in the Business, their spouses, or their dependents (other than in accordance with Section 4980B of the Code).

          (c) Section 6.09(c) of the Disclosure Schedule lists all Multiemployer Plans contributed to by any of the Sellers or their respective Affiliates for the benefit of any employee or former employee engaged in the Business, or with respect to which the Sellers have any liability. With respect to each Multiemployer Plan, to the Sellers' knowledge, (i) no withdrawal liability has been incurred, and the Sellers have no reason to believe that any such liability will be incurred prior to the Closing Date, (ii) no such plan is in "reorganization" (within the meaning of Section 4241 of ERISA), (iii) no notice has been received that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, or that the plan is or may become "insolvent" (within the meaning of Section 4241 of ERISA), (iv) no proceedings have been instituted by the Pension Benefit Guaranty Corporation against the plan, (v) there is no contingent liability for withdrawal liability by reason of a sale of assets pursuant to Section 4204 of ERISA, and (vi) except as disclosed on Section 6.09(c) of the Disclosure Schedule, if the Sellers or any Affiliate thereof were to have a complete or partial withdrawal as of the Closing, no obligation to pay withdrawal liability would exist on the part of the Sellers or any Affiliate thereof.

          (d) No significant liability (other than for PBGC premiums) has been incurred or, to the knowledge of the Sellers, would reasonably be expected to be incurred with respect to the period prior to the Effective Date under Title IV of ERISA (including withdrawal liability) or under Sections 4971 through 4980B of the Code with respect to any Employee Benefit Plan (including a Multiemployer
Plan) presently, or since January 1, 1988, maintained or contributed to by the Sellers, their respective Affiliates or any entity that is, or at any time was, an ERISA Affiliate.

          (e) No benefit under any Employee Benefit Plan listed in Section 6.09(a) of the Disclosure Schedule or under any Employee Benefit Arrangement listed in Section 6.09(f) of the Disclosure Schedule, including any retention agreement or severance or parachute payment plan or agreement, will be established or become accelerated, vested or payable by reason of any transaction contemplated by this Agreement or any other Operative Agreement.

          (f) Section 6.09(f) of the Disclosure Schedule lists each Employee Benefit Arrangement, other than any Foreign Benefit Plan, that has been entered into, maintained, or administered, as the case may be, by any of the Sellers or their respective Affiliates and that currently covers any employee or former
employee engaged in the Business.   Each such Employee Benefit Arrangement
complies in all material respects with its terms and with the requirements of applicable statutes, laws, orders, rules and regulations.

          (g) To the knowledge of the Sellers, Section 6.09(g) of the Disclosure Schedule lists all significant Foreign Benefit Plans that any of the Sellers or their respective Affiliates maintains or administers, or to which any of them contributes, in each such case covering any employee or former employee engaged in the Business (other than plans, programs, arrangements and agreements required to be sponsored, maintained or contributed to by applicable laws). Further, and in each case to the knowledge of the Sellers:

               (i) Any employer and employee contributions required by law or required by the terms of any such Foreign Benefit Plan to be made to or provided for such Foreign Benefit Plan on or before the date hereof have been made, or provided for in accordance with the past practices of the Sellers or their respective Affiliates.

               (ii) The fair market value of the assets of each such funded Foreign Benefit Plan equals or exceeds the present value of the benefits accrued to the Closing Date payable to all current and former participants, determined on an ongoing basis according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan, and the transactions contemplated by this Agreement and the other Operative Agreements shall not cause the funded status of any such Foreign Benefit Plan to be insufficient to procure or provide for the benefits accrued to the Closing Date on an ongoing basis.

               (iii) Each such Foreign Benefit Plan has been maintained and administered in all material respects in compliance with the requirements of applicable laws, and if required to be registered with applicable regulatory authorities, such Foreign Benefit Plan has been so registered and has been maintained in good standing with applicable regulatory authorities and is operated in substantial compliance with such applicable authority.

          6.10 Real Property. Section 6.10 of the Disclosure Schedule lists and briefly describes all real property leased or subleased to or by MascoTech (relating to the Business), MSX and any of the Limited Companies. The Sellers have delivered to Purchaser correct and complete copies of the leases and subleases listed in Section 6.10 of the Disclosure Schedule (except as indicated). There are no amendments, consents for alterations, or other documents recording variations to such leases which materially and adversely affect the rental payments, the term or the current use of the properties subject thereto. With respect to each lease and sublease listed in Section 6.10 of the Disclosure Schedule for which the annual rental payments exceed $50,000, (A) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect, as to MSX and the Limited Companies, as appropriate, except as (x) the enforceability may be subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other laws relating to creditors' rights generally, and (y) such property may be subject to prior or superior leases, mortgages, deeds of trust, or other liens against the lessor's interest in such property, (B) none of MSX or the Limited Companies is in breach or default, no event has occurred which, with notice or lapse of time, would constitute a breach or default by any of MSX or the Limited Companies or permit termination, modification, or acceleration by any third party thereunder and (C) to the knowledge of MSX, no third party or landlord is in breach or default thereunder or has repudiated or has the right to terminate or repudiate (except for the normal exercise of remedies in connection with a default thereunder) any provision thereof, except in each such case where the illegality, failure to be binding, unenforceability, ineffectiveness, breach, default, termination, modification, acceleration, or repudiation would not have a Material Adverse Effect.

          6.11 Intellectual Property Rights. All Intellectual Property used in or necessary for the conduct of the Business as now conducted (the "MSX Intellectual Property") forms a part of the MSX Assets; provided, however, that no patents or registered trademarks, including without limitation the patents and trademarks disclosed in Section 2.01(a)(ix) of the Disclosure Schedule, are necessary for the conduct of the Business as now conducted. Except as disclosed in Section 6.11 of the Disclosure Schedule, (a) the Sellers and/or the Limited Companies have all right, title and interests in, or the exclusive right to use, the MSX Intellectual Property, with the exception of such MSX Intellectual Property the absence of which is not likely to cause a Material Adverse Effect (the "Material MSX Intellectual Property"), (b) all registrations with and applications to Governmental Authorities in respect of such Intellectual Property are in full force and effect, (c) there are no restrictions on the direct or indirect transfer of any license, or any interest therein, in respect of such Material MSX Intellectual Property, (d) the Sellers and/or the Limited Companies have taken reasonable security measures to protect the secrecy, confidentiality and value of their respective trade secrets in respect of the Business, (e) neither the Sellers nor any Limited Company is, or has received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use any such Material MSX Intellectual Property, (f) to the knowledge of the Sellers, such Material MSX Intellectual Property, with the exception of patents relating to convertibles and convertible conversion, is not being infringed by any other Person and (g) neither the Sellers nor any Limited Company has received notice that it is infringing any Intellectual Property of any other Person in connection with the conduct of the Business, no claim is pending or, to the knowledge of either Seller, has been made to such effect that has not been resolved and, to the knowledge of the Sellers, neither the Sellers nor any Limited Company is infringing any Intellectual Property Rights of any other Person in connection with the conduct of the Business.

          6.12 Contracts.

          (a) Section 6.12(a) of the Disclosure Schedule (with subparagraph references corresponding to those set forth below) contains a true and correct list of each of the following Contracts or other arrangements ("Material Contracts") (true and correct copies or, if no such copies are available, reasonably complete and accurate written descriptions of which, together with all amendments, modifications and supplements thereto and all waivers of any terms thereof, have been delivered to Purchaser prior to the execution of this Agreement), (x) with respect to the Business, (y) to which any of the Limited Companies is a party or (z) to which any of the Sellers is a party and by which any of the Transferred Assets, the Limited Stock or the APX-Brazil Stock is bound, as applicable:

               (i) (x) all Contracts (excluding Employee Benefit Plans) involving, individually, any payment obligation on the part of any of the Sellers or the Limited Companies of an amount exceeding $75,000 and providing for a commitment of employment or consultation services for a specified or unspecified term to any employee; and (y) any written or unwritten representations, commitments, promises, communications or courses of conduct (excluding Employee Benefit Arrangements, Employee Benefit Plans and Foreign Benefit Plans and not embodied in a Contract) involving an obligation of the Sellers relating to the Business or any of the Limited Companies to make payments in any year, other than salary or incentive compensation payments in the ordinary course of business, to any Employee exceeding $75,000;

               (ii) all Contracts with any Person containing any provision or covenant that directly or indirectly prohibits or limits (x) the ability of the Sellers or any of the Limited Companies to engage in any business activity the same as or similar to, or to compete with any Person engaged in any business activity as are the same as or similar to those of, the Business or the APX Continuing Business or (y) the ability of any Person to compete with the Sellers or any of the Limited Companies or to engage in any business activity the same as or similar to those of the Business or the APX Continuing Business;

               (iii) all partnership, joint venture, shareholders' or other similar Contracts with any Person in connection with the Business or the APX Business;

               (iv) the form of all Contracts with independent contractors, distributors, dealers, manufacturer's representatives, sales agencies or franchisees;

               (v) all Contracts relating to (A) the future disposition or acquisition of any Transferred Assets, the Limited Stock or the APX-Brazil Stock, other than dispositions or acquisitions in the ordinary course of business consistent with past practice and in accordance with the terms of this Agreement, and (B) any Business Combination relating to the Assets, any of the Limited Companies or APX-Brazil;

               (vi) all Contracts relating to Indebtedness in excess of $250,000 or any guarantees of Indebtedness or other Liabilities of MSX or any Limited Company to any third Person;

               (vii) all material Contracts between or among any Limited Company, on the one hand, and either Seller, any officer, director, Affiliate or Associate of either Seller or any Associate of any such officer, director or Affiliate, on the other hand;

               (viii) all other Contracts with respect to the Business or the Assets that involve the payment or potential payment, pursuant to the terms of any such Contract, of more than $250,000;

               (ix)  all collective bargaining or similar labor contracts;

               (x) a list of the names of all employees, independent contractors or agents who are parties to MascoTech's Proprietary Confidential Information and Invention Assignment Agreement with respect to the Business;

               (xi)  all Contracts relating to Intellectual Property; and

               (xii) all Contracts relating to the APX Acquisition, the APX Business or APX Brazil other than any Contracts or other arrangements assumed by any of the Sellers pursuant to the APX Purchase Agreement.

          (b) Each Contract required to be disclosed in Section 6.12(a) of the Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms of the Sellers or any of the Limited Companies, as the case may be, and (to the knowledge of the Sellers) each other party thereto; and none of the Sellers or any of the Limited Companies, nor, to the knowledge of either Seller, any other party to such Contract is, or has received notice that it is, in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract).

          6.13 Licenses. Section 2.01(a)(x) of the Disclosure Schedule contains a true and complete list of all material Licenses used or held for use in the Business, setting forth the function and the expiration and renewal date of each. Prior to the execution of this Agreement, the Sellers have delivered to Purchaser true and complete copies of all such Licenses. Except as disclosed in
Section 6.13 of the Disclosure Schedule:

               (i) The Sellers and each of the Limited Companies own or validly hold all Licenses that are material to the Business;

               (ii) each Business License is valid, binding and in full force and effect; and

               (iii) none of the Sellers or any of the Limited Companies is, or has received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any Business License.

          6.14 Insurance. To the knowledge of the Sellers, Section 6.14 of the Disclosure Schedule lists and describes in reasonable detail the current insurance policies of the Sellers under which any of MSX with respect to the Business, the Limited Companies or any of their respective Subsidiaries may make claims after the Closing Date of the types referred to in Section 18.19; provided that the Sellers are not representing or warranting the actual availability or extent of coverage under any such policies listed on Section
6.14 of the Disclosure Schedule. Each such insurance policy is valid and binding and in full force and effect, no premiums due thereunder have not been paid and none of the Sellers nor any of the Limited Companies has received any notice of cancellation or termination in respect of any such policy or is in default thereunder. None of the Sellers nor any of the Limited Companies has received notice that any insurer under any insurance policy identified in
Section 6.14 of the Disclosure Schedule is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.

          6.15 Affiliate Transactions. Section 6.15 of the Disclosure Schedule describes those services provided by the Sellers or their Affiliates to the Business or any of the Limited Companies.

          6.16 Environmental Matters.

          (a) Each of the Sellers and the Limited Companies has obtained and holds all Environmental Permits with respect to the Business and the MSX Assets;

          (b) Each of the Sellers and the Limited Companies is in compliance with all the terms, conditions and provisions of all (i) Environmental Permits and (ii) applicable Environmental Laws;

          (c) During the past 10 years there have not been any and currently there are no pending or, to the knowledge of the Seller, threatened Environmental Claims against or affecting any Limited Company, the Business or any of the MSX Assets, and none of the Sellers is aware of any facts or circumstances which could reasonably be expected to form the basis for any Environmental Claim against or affecting any of the Limited Companies, the Business or any of the MSX Assets;

          (d) Neither the Sellers nor any of the Limited Companies, nor, to the knowledge of the Sellers, any prior owner or lessee of any Site, has handled any Hazardous Material on any Site, except in compliance with applicable Environmental Laws;

          (e) No Releases of a Hazardous Material have occurred at, from, to, in, under or on any Site and there are no Hazardous Materials present in, on, about, at, under or migrating to any Site;

          (f) To the knowledge of the Sellers, there are no (i) underground storage tanks, active or abandoned, (ii) polychlorinated biphenyl containing equipment or (iii) asbestos containing material present at any Site;

          (g) Neither the Sellers in connection with the Business, nor any of the Limited Companies has any liability or has transported or arranged for the treatment, storage, handling, disposal or transportation of any Hazardous Material to or at any location (other than a Site) so as to give rise to any liability or Environmental Claim against or affecting Purchaser, the Sellers, any of the Limited Companies, the Business or any of the MSX Assets;

          (h) No Site is listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or on any similar state list of sites requiring investigation or clean-up;

          (i) There are no Liens (other than Permitted Liens) arising under or pursuant to any Environmental Law on any property owned or leased by any of the Limited Companies or by either of the Sellers and used or held for use in the Business, and to the knowledge of the Sellers there are no facts or circumstances requiring the imposition of any Liens, restrictions or other special conditions with respect to the ownership, occupancy, development, use or transferability of any Site under any Environmental Law; and

          (j) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or on behalf of, which are in the possession of, either Seller or any of the Limited Companies in relation to any Site which have not been delivered to Purchaser prior to the execution of this Agreement.

          6.17 Tangible Personal Property. As of the Effective Date, the Sellers and the Limited Companies have and as of the Closing Date the Sellers and the Limited Companies will have good and marketable title to, or have or will have valid leasehold interests in or valid rights under Contract to use, all Tangible Personal Property reflected on the December 31 Balance Sheet and, subject to the last sentence of this Section 6.17, Tangible Personal Property acquired since December 31, 1995 other than property disposed of since such date in the ordinary course of business consistent with past practice and in accordance with the terms of this Agreement. Subject to the last sentence of this Section 6.17, all the Tangible Personal Property is free and clear of all Liens, other than Permitted Liens and Pre-Existing APX Liens, and is in good working order and condition, ordinary wear and tear excepted. The representations and warranties contained in this Section 6.17 relate solely to Tangible Personal Property comprising the Transferred Assets.

          6.18 Labor and Employment Matters.  Except as disclosed in Section
6.18 of the Disclosure Schedule, (i) no employee of the Business is represented by a labor union or is presently a member of a collective bargaining unit, (ii) no collective bargaining agreement is applicable to any employee of the Business, (iii) neither of the Sellers has any obligation to recognize or deal with any labor union or organization with respect to employees of the Business,

(iv) there are no unresolved, pending or, to the knowledge of Sellers, threatened labor union grievances, unfair labor practice or change labor proceedings with respect to the Business (v) there is no action, suit, investigation, proceeding or claim pending, or to the knowledge of the Sellers, threatened against either of the Sellers with respect to the Business before any Governmental Authority relating to employment rights, employee compensation, employee benefits, the denial or termination of any of the foregoing, employment discrimination, equal employment opportunity or employee health and safety. There are no organizational efforts, representation campaigns, elections or proceedings, demands for recognition or collective bargaining, strikes, lock-outs, work stoppages or slow downs presently being made, undertaken or, to the knowledge of the Sellers, threatened involving any employees of the Business.

          6.19 No Guarantees. None of the Liabilities of the Business or any of the Limited Companies incurred in connection with the conduct of the Business is guaranteed by or subject to a similar contingent obligation of any other Person (other than MascoTech), nor has either of the Sellers or any of the Limited Companies guaranteed or become subject to a similar contingent obligation in respect of the Liabilities of any customer, supplier or other Person to whom any of them sells goods or provides services in the conduct of the Business or with whom any of them otherwise has significant business relationships in the conduct of the Business.

          6.20 Product Warranties. Section 6.20 of the Disclosure Schedule sets forth (i) copies of all written warranties, guarantees and written warranty policies of the Sellers with respect to the Business or the Limited Companies which are currently in effect or may hereinafter become effective (the "Warranty Obligations") and the duration of each such Warranty Obligation, (ii) each of the Warranty Obligations which is subject to any dispute or, to the best of the knowledge of the Sellers, threatened dispute and (iii) the experience of the Sellers and the Limited Companies during the past five years with respect to warranties, guarantees and warranty policies of or relating to the Business. There have not been any material deviations from the Warranty Obligations, and salesmen, employees and agents of the Sellers and the Limited Companies are not authorized to undertake obligations to any customer or other third parties in excess of such Warranty Obligations. Except as set forth on Section 6.20 of the Disclosure Schedule, to the Knowledge of the Sellers, all products manufactured, designed, licensed, leased, or sold by the Sellers or the Limited Companies or any predecessor (i) are and were free from defects in construction and design and (ii) satisfy any and all contract or other specifications related thereto, in each case, in all material respects.

          6.21 Brokers. Each Seller represents and warrants to Purchaser that the services of a broker, finder or agent have not been used by it in connection with any of the transactions contemplated by the APX Purchase Agreement or this Agreement and that no broker's, finder's or financial advisor's fee will become payable by Purchaser or the Business or the APX Continuing Business by reason of acts or omissions of the Sellers as a result of the execution of this Agreement and the APX Purchase Agreement or the consummation of the transactions contemplated hereby or thereby. Each Seller, jointly and severally, will hold harmless and indemnify Purchaser and its Affiliates and the officers, directors, employees and shareholders of the foregoing, excluding MascoTech and MSX, from and against any claim for broker's, finder's or financial advisor's fees, including costs or expenses incurred in connection with the defense of any suit claiming such fees, or in any other manner pertaining to claims for such fees, which may become payable by reason of the acts or omissions of either Seller.


                                  ARTICLE VII

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser hereby represents and warrants to each Seller that the statements contained in this Article VII are and will be true and correct as of the Effective Date and will be true and correct as of the Closing Date (as though made then and as though the closing date were substituted for the date of this Agreement throughout this Article VII, except to the extent that those statements expressly relate to an earlier time or date, in which case such statements shall be true and correct as of such earlier time or date), except as set forth in the Purchaser Disclosure Schedule, which Purchaser Disclosure Schedule shall be construed in accordance with Section 18.11.


          7.01 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Purchaser has full corporate power and authority to enter into this Agreement and each of the Operative Agreements, to perform its obligations under each such agreement and to consummate the transactions contemplated by each such agreement.

          7.02 Authority. The execution, delivery and performance by Purchaser of this Agreement and each of the Operative Agreements have been duly and validly authorized by the Board of Directors of Purchaser, and no other corporate action on the part of Purchaser or its stockholders is necessary to authorize the execution, delivery and performance by Purchaser of this Agreement and each of the Operative Agreements and the consummation by it of the transactions contemplated by each such agreement. This Agreement and each of the Operative Agreements has been duly and validly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms.

          7.03 No Conflicts. The execution and delivery by Purchaser of this Agreement and each of the Operative Agreements do not, and the performance by Purchaser of its obligations under each such agreement and the consummation of the transactions contemplated by each such agreement will not: (i) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the charter documents or by-laws of Purchaser; (ii) conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Purchaser or any of its assets or properties; or (iii) (v) conflict with or result in a violation or breach of, (w) constitute (with or without notice or lapse of time or both) a default under, (x) result in or give to any Person any right of payment or reimbursement (except pursuant to this Agreement), termination, cancellation, modification or acceleration under, (y) result in the creation or imposition of any Lien upon any assets or properties of Purchaser under, or (z) otherwise require Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, any Contract or License to which Purchaser is a party or by which any of its assets and properties is bound.

          7.04 Governmental Approvals and Filings.  Except as set forth in
Section 7.04 of the Purchaser Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or any of the Operative Agreements or the consummation of the transactions contemplated by each such agreement.

          7.05 Legal Proceedings. There are no Actions or Proceedings pending or, to the knowledge of Purchaser, threatened against, relating to or affecting Purchaser which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements.

          7.06 Brokers. Purchaser represents and warrants to the Sellers that the services of a broker, finder or agent have not been used by it in connection with any of the transactions contemplated by the APX Purchase Agreement or this Agreement and that no broker's, finder's or financial advisor's fee will become payable by the Sellers by reason of acts or omissions of the Purchaser as a result of the execution of this Agreement or the APX Purchase Agreement or the consummation of the transactions contemplated hereby or thereby. Purchaser will hold harmless and indemnify the Sellers and their Affiliates and the officers, directors, employees and shareholders of the foregoing from and against any claim for broker's, finder's or financial advisor's fees, including costs or expenses incurred in connection with the defense of any suit claiming such fees, or in any other manner pertaining to claims for such fees, which may become payable by reason of the acts or omissions of Purchaser.


                                  ARTICLE VIII

                              COVENANTS OF SELLERS

          Each Seller hereby covenants with Purchaser that, at all times from and after the Effective Date until the Closing Date and, with respect to any covenant by its terms to be performed in whole or in part after the Closing, for the period specified herein or, if no period is so specified herein, indefinitely, each Seller shall comply with all the covenants and provisions of this Article VIII.

          8.01 Governmental and Other Approvals. Each Seller will (a) take all reasonable steps necessary or desirable, and proceed diligently and in good faith and use its best efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental Authorities or any other Person required on the part of any Seller to consummate the transactions contemplated hereby and by the Operative Agreements, including without limitation those described in Sections 4.03 and 4.04 of the Disclosure Schedule, (b) provide such other information and communications to such Governmental Authorities or other Persons as Purchaser or such Governmental Authorities or other Persons may reasonably request and (c) cooperate with Purchaser as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental Authorities or other Persons required on the part of Purchaser to consummate the transactions contemplated hereby and by the Operative Agreements. The Sellers will provide prompt notification to Purchaser when any such consent, approval, action, filing or notice referred to in clause
(a) above is obtained, taken, made or given, as applicable, and will advise Purchaser of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental Authority or other Person regarding any of the transactions contemplated by this Agreement or any of the Operative Agreements.

          8.02 Access to Information. Each Seller shall (a) provide Purchaser, any Person who is considering, at the request of Purchaser, providing financing to Purchaser to finance all or any portion of the Purchase Price or the payments contemplated by Section 3.01(a) (a "Financing Source"), and their respective Representatives with full access, upon reasonable prior notice and during normal business hours, to the Sellers' Representatives and to the assets and properties and Books and Records of Sellers relating to the Business, the APX Continuing Business and the Transferred Assets, (b) furnish Purchaser, any Financing Source and their respective Representatives with all such information and data (including without limitation copies of Contracts, Licenses, Employee Benefit Plans and Books and Records) concerning the business and the operations of the Sellers relating to the Business, the APX Continuing Business and the Transferred Assets as Purchaser or any such Person or Representative reasonably may request in connection with such investigation, (c) allow Purchaser to engage an environmental engineer to conduct an environmental investigation of any property owned, operated or leased by any Seller relating to the Business or the Limited Companies, including but not limited to, subsurface soil, groundwater, surface water or air sampling and analysis.

          8.03 No Solicitations. Neither Seller shall take (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of either Seller to take), directly or indirectly, any action to initiate, assist, solicit, negotiate, encourage, accept or respond to (other than to reject any such offer) any offer or inquiry from any Person (a) to engage in any Business Combination with any Seller relating to the Business, (b) to reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise attempt to consummate, any Business Combination with Purchaser or (c) to furnish or cause to be furnished any information with respect to either Seller, the Business or the APX Continuing Business to any Person (other than as contemplated by Section 8.02) who either Seller (or any such Person acting for or on behalf of any of them) knows or has reason to believe is in the process of considering any Business Combination with either Seller, in each case as it relates to the Business or the APX Continuing Business. If either Seller (or any such Person acting for or on behalf of any of them) receives from any Person (other than Purchaser or any other Person referred to in Section 8.02) any offer, inquiry or informational request referred to above, the Sellers, as the case may be, will promptly advise such Person, by written notice, of the terms of this Section 8.03 and will promptly, orally and in writing, advise Purchaser of such offer, inquiry or request and deliver a copy of such notice to Purchaser.

          8.04 Conduct of Business. Each Seller shall, and shall cause each of the Limited Companies and APX-Brazil (following its acquisition by MSX) to, conduct its Business (including the APX Continuing Business acquired by MSX contemporaneously herewith pursuant to the APX Purchase Agreement) only in the ordinary course consistent with past practice, subject to such consolidations and combinations between the Business and the APX Continuing Business as the Sellers shall determine are reasonably necessary, practicable, efficient and economic. Without limiting the generality of the foregoing, and subject to the foregoing proviso, each Seller shall:

          (a) use its best efforts (in the ordinary course of business consistent with past practice) to (i) preserve intact the Business and the APX Continuing Business and their respective organizations and reputations, (ii) keep available (subject to dismissals and retirements in the ordinary course of business consistent with past practice) the services of the present officers, employees and consultants of the Business and the APX Continuing Business, (iii) maintain the assets and properties of the Business and the APX Continuing Business in good working order and condition, ordinary wear and tear excepted, and (iv) maintain the good will of customers, suppliers, lenders and other Persons with whom the Sellers or its Subsidiaries have significant business relationships with respect to the Business and with whom the TAD Sellers had significant business relationships with respect to the APX Business;

          (b) except to the extent required by applicable Law or, with respect to the APX Continuing Business, such changes as are reasonably necessary and practicable so as to enable the Sellers to conduct such business in a manner consistent with the current practices of the Business, (i) cause the Books and Records of the Sellers relating to the Business and of the Limited Companies and the Books and Records relating to the APX Continuing Business (including APX-Brazil) to be maintained in the usual, regular and ordinary manner and (ii) not permit any material change in (x) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy with respect to the Business or the APX Continuing Business or (y) any method of calculating any bad debt, contingency or other reserve of the Sellers, any of the Limited Companies, APX-Brazil, the Business or APX Continuing Business for accounting, financial reporting or Tax purposes or (z) the fiscal year of the Sellers, any of the Limited Companies or APX-Brazil; and

          (c) comply, in all material respects, with all Laws and Orders applicable to the Business and the APX Continuing Business and, promptly following receipt thereof, furnish Purchaser with copies of any notice received from any Governmental Authority or other Person alleging any material violation of any such Law or Order.

          8.05 Certain Restrictions. Each Seller, solely with respect to the Business and the APX Continuing Business, will refrain from, without the consent of the Institutional Stockholder:

          (a) permitting any Limited Company or APX-Brazil to amend, modify or repeal any provision of its charter, articles of incorporation, by-laws and similar organizational documents;

          (b) authorizing, granting, issuing, selling or otherwise disposing of any shares of the capital stock of any Limited Company or APX-Brazil or any Option with respect to their respective capital stock, or modifying or amending any right of any holder of outstanding shares of their respective capital stock;

          (c) declaring, setting aside or paying any dividend or other distribution in respect of the Limited Stock or the APX-Brazil Stock, or directly or indirectly redeeming, purchasing or otherwise acquiring any of the Limited Stock or the APX-Brazil Stock;

          (d) permitting any Limited Company or APX-Brazil to enter into any transaction of merger or consolidation or any sale of all or substantially all of the assets of any Limited Company or APX-Brazil or causing or permitting (i) the liquidation, dissolution or reorganization of MSX, any Limited Company or APX-Brazil or (ii) the liquidation, dissolution or reorganization of MascoTech which would affect its ability to consummate the transactions contemplated hereunder;

          (e) conveying, selling, transferring or otherwise disposing of any assets of the Sellers relating to the Business, any of the assets of the APX Continuing Business or of any Limited Company or APX-Brazil, in each case having a book value in excess of $350,000, in a single transaction or in a series of related transactions, to or with any Person; provided, however, that the foregoing will not prohibit the sale of inventory in the ordinary course of business;

          (f) pledging, mortgaging or otherwise encumbering any of the APX Assets, the assets of the Sellers relating to the Business or the APX Continuing Business or of any Limited Company or APX-Brazil, other than purchase money liens on items the purchase of which is permitted hereunder;

          (g) incurring, issuing, assuming or guarantying, or permitting any of the Limited Companies or APX-Brazil to incur, issue, assume or guaranty, any material Funded Indebtedness;

          (h) entering into, or terminating, or permitting any of the Limited Companies or APX-Brazil to enter into or terminate, any Material Contract, or amending, waiving or terminating, or permitting any of the Limited Companies or APX-Brazil to amend, waive or terminate, any material provision of any Material Contract other than any such entering into, amendment, waiver or termination effected in the ordinary course of business;

          (i) any acquisition by a Seller relating to the Business or the APX Continuing Business or by any Limited Company or APX-Brazil of securities or assets, in a single transaction or a series of related transactions, for consideration in excess of $150,000;

          (j) waiving, terminating, amending, supplementing or modifying in any respect any of the terms of the APX Purchase Agreement, or any of the obligations of any Seller, Shareholder or Guarantor thereunder provided that, after January 31, 1997, no consent of the Institutional Stockholder shall be required with respect to, and the Sellers shall be permitted to, negotiate and finalize, the purchase price adjustment described in Sections 2.3 and 2.4 of the APX Purchase Agreement so long as such actions by the Sellers are undertaken in good faith and after consultation with the Institutional Stockholder;

          (k) except to the extent contemplated under, and pursuant to, the terms of this Agreement, adopting, or permitting any Limited Company or APX-Brazil to adopt, pension plans, profit sharing plans or other benefit plans for employees and/or officers of the Sellers, in connection with the Business and the APX Continuing Business, the Limited Companies or APX-Brazil, other than the adoption or documentation of such plans as are necessary or desirable (i) to permit MSX to comply with its covenants made in connection with the APX Acquisition respecting replacement of Employee Benefit Plans in the APX Continuing Business and (ii) to permit MSX to document its severance practices with respect to the Business and the APX Continuing Business;

          (l) engaging in any practice, taking any action, or entering into any transaction outside the ordinary course of business consistent with past practice that would have a Material Adverse Effect or a material adverse effect on the ability of the Sellers to consummate the transactions contemplated by this Agreement and the Operative Agreements; and

          (m) entering into any agreement, arrangement, commitment or understanding to do or engage in any of the foregoing.

          8.06 Delivery of Books and Records, Removal of Property, Etc.

          (a) On the Closing Date, the Sellers shall deliver or make available to Purchaser at the locations at which the Business and the APX Continuing Business are conducted all of the Business Books and Records and such other Assets as are in the possession of any Seller at other locations, and if at any time after the Closing any Seller discovers in its possession or under its control any other Business Books and Records or other Assets, it will forthwith deliver such Business Books and Records or other Assets to Purchaser.

          (b) Within 60 days after the Closing Date, the Sellers shall remove all assets and properties not being sold to Purchaser hereunder from the real property purchased by Purchaser or subject to the Real Property Leases and the Improvements. Such removal shall be at the sole cost and risk of the Sellers, including risk of loss and damage to such assets and properties. Purchaser shall have no liability to either Seller with respect to such removal. The

Sellers shall be responsible for all repairs to such real property and Improvements due to damage caused in connection with the removal of such assets and properties.

          8.07 Noncompetition. (a) Each Seller will, for a period of five years from the Closing Date, refrain from, either alone or in conjunction with any other Person, or directly or indirectly through its present or future
Subsidiaries:

               (i) employing, engaging or seeking to employ or engage any Person who within the prior twelve months had been an employee of Purchaser or any of its Affiliates, unless such employee (A) resigns voluntarily (without any solicitation from any Seller or any of its Affiliates) or (B) is terminated by Purchaser or any of its Affiliates after the Closing Date;

               (ii) causing or attempting to cause (x) any client, customer or supplier of the Business or Purchaser to terminate or materially reduce its business with Purchaser or any of its Affiliates or to resign or sever a relationship with Purchaser or any of its Affiliates;

               (iii) disclosing (unless compelled by judicial or administrative process) or using any confidential or secret information relating to the Business or Purchaser or any client, customer or supplier of the Business or Purchaser; or

               (iv) participating or engaging in or otherwise lending assistance (financial or otherwise) to any Person participating or engaged in, on a contract services basis to third parties in the ordinary course of business, any of the lines of business which comprised the Business on the Closing Date worldwide, except the foregoing shall not prevent Sellers from participating or engaging or otherwise lending assistance (financial or otherwise) to any Person participating or engaged in (A) any such activities which are incidental to Sellers' manufacture of product for its customers, or
(B) that portion of the Business which involves working with OEM or other supplier customers to plan, design, engineer, procure, manufacture, distribute and/or install accessory related products (with all of the foregoing collectively referred to as "Full Service Accessories Supply") so long as Sellers' involvement for nine months after the Closing Date is as an investor in, or supplier to, other companies (including Purchaser) who are engaged in Full Service Accessories Supply to OEM customers, and provided further, that the foregoing restriction shall not prevent Sellers from acquiring or otherwise investing in a company or companies in which the gross annual sales of any such company attributable to activities competitive to the Business does not exceed the lesser of (i) 30% of such company's gross annual sales, and (ii) $30,000,000. In the event that Sellers or any of their Subsidiaries acquire a business where such 30% or $30,000,000 threshold is exceeded, not later than one year from the date of acquisition, such Person shall divest itself of that portion of such acquired business in excess of such threshold percentage or amount.

          (b) The parties hereto recognize that the Laws and public policies of the various states of the United States may differ as to the validity and enforceability of covenants similar to those set forth in this Section 8.07. It is the intention of the parties that the provisions of this Section be enforced to the fullest extent permissible under the Laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such Laws or policies) of any provisions of this Section 8.07 shall not render unenforceable, or impair, the remainder of the provisions of this Section. Accordingly, if any provision of this Section
8.07 shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.

          (c) The parties hereto acknowledge and agree that any remedy at Law for any breach of the provisions of this Section 8.07 would be inadequate, and each Seller hereby consents to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provisions may be effectively restrained.

          8.08 Notice and Cure. (a) Each Seller will notify Purchaser promptly in writing of, and contemporaneously will provide Purchaser with true and correct copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing Date, any event, transaction or circumstance occurring on or after the date of this Agreement that causes or will cause any covenant or agreement to be breached or that renders or will render untrue any representation or warranty contained in
Article IV as if the same were made on or as of the date of such event, transaction or circumstance which such breach of covenant or representation would have a material adverse effect on (i) the ability of any of the Sellers, the Limited Companies or Purchaser to consummate the transactions contemplated by this Agreement or the Operative Agreements or (ii) the ability to conduct the Business or the APX Continuing Business or would have a Material Adverse Effect.
(b) Notwithstanding the foregoing, each Seller will notify Purchaser promptly in writing of, and will use all commercially reasonable efforts to cure, before the Closing Date, any violation or breach of any representation, warranty, covenant or agreement contained in Sections 4.01, 4.02, 5.01, 6.01 or 6.02, as the case may be, whether occurring or arising before, on or after the date of this Agreement. No notice given pursuant to this Section 8.08 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit Purchaser's or any Person's rights to indemnification under Article XV.

          8.09 FIRPTA Certificate. MSX shall provide to Purchaser at the Closing a duly executed certificate substantially in the form and to the effect of Exhibit 8.09 hereto.


          8.10 Tax Covenants with Respect to the Interim Period. During the Interim Period, each Seller shall (a) prepare and file all Tax Returns including information returns required to be filed by or with respect to the Limited Companies, the APX Continuing Business, APX-Brazil and the Business which are required to be filed during the Interim Period, with the appropriate Taxing Authority, and will correctly and completely reflect any income, franchise or other Tax liability and all other information required to be reported thereon for such period, (b) pay all Taxes including any estimated Taxes and withholding Taxes owed by the Limited

Companies, the APX Continuing Business, APX-Brazil and the Business during the Interim Period (whether or not shown on any Tax Return) so that no unpaid Tax liability arises or exists with respect to the Limited Companies, the APX Continuing Business, APX-Brazil or the Business that may become chargeable as a lien upon the Limited Companies, the APX Continuing Business, APX-Brazil, the Business, the Assets or any of the assets of any of the Limited Companies, the APX Continuing Business, APX-Brazil or the Business, (c) comply, in good faith, with all Tax laws applicable to the Limited Companies, the APX Continuing Business, APX-Brazil and the Business during the Interim Period, (d) not make any election, accounting method change, enter into any agreement or settlement, or waive any of its rights with respect to the Taxes of the Limited Companies, the APX Continuing Business, APX-Brazil or the Business during the Interim Period without first obtaining the written the consent of the Institutional Stockholder, (e) not take any position with respect to the Limited Companies, the APX Continuing Business, APX-Brazil or the Business during the Interim Period that is not in accordance with the past custom and practice of the Sellers, the Limited Companies, the APX Continuing Business, APX-Brazil or the Business, and (f) provide written notice to the Institutional Stockholder if any Taxing Authority or other person asserts a Tax Claim against the Limited Companies, the APX Continuing Business, APX-Brazil or the Business during the Interim Period and shall diligently defend or prosecute such Tax Claim by all appropriate proceedings while consulting with the Institutional Stockholder regarding such Tax Claim.

          8.11 Efforts to Consummate Transaction. Each Seller shall, and shall cause each of the Limited Companies and APX-Brazil to take all reasonable action, and do all things reasonably necessary or advisable in order to consummate the transactions contemplated by this Agreement, the APX Purchase Agreement and the Operative Agreements.

          8.12 Use of MSX International, Inc. Name. MSX shall cause its name to be changed effective no later than the first Business Day after the Closing.

          8.13 Interim Period. Each Seller shall take all action necessary to ensure the prompt (i) payment of each Permitted Payment, when due and payable,
(ii) collection and appropriate crediting of each Intercompany Credit and (iii) processing of any claims, and collection of any proceeds, in respect of any casualty or other loss of any of the MSX Assets under any third-party insurance policy existing for the benefit of MSX or the MSX Assets. MSX shall also use its reasonable best efforts to complete the consummation of the transactions contemplated pursuant to the APX Purchase Agreement.

          8.14 Audited Financial Statements. The Sellers shall use commercially reasonable efforts to cause to be delivered to Purchaser condensed combined balance sheets and related combined statements of income and cash flows showing the combined financial condition of the Business (the "Financial Statements") as of the close of the fiscal years 1994, 1995 and 1996, all audited by Coopers & Lybrand or other independent public accountants of recognized national standing acceptable to Purchaser and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such Financial Statements fairly present in all material respects the financial condition and results of operations of the

Business on a combined basis in accordance with GAAP consistently applied. Sellers shall deliver the Financial Statements to Purchaser no later than (i) December 31, 1996, in the case of the Financial Statements for the fiscal years ended December 31, 1994 and 1995, and (ii) February 28, 1997, in the case of the Financial Statements for the fiscal year ended December 31, 1996.

          8.15 Rent. (a) MSX shall pay to Purchaser a fee with respect to the property located at 255 Rex Boulevard as follows: (i) for the period from the Closing Date through December 31, 1997, the sum of $27,083 per month, (ii) for the period from January 1, 1998 through December 31, 1998, the sum of $22,333 per month and (iii) for the period from January 1, 1999 through July 31, 1999, the sum of $20,750 per month. Such payments shall be made quarterly in arrears.

          (b) Prior to January 1, 1997, MSX shall notify Purchaser of the total square footage that it wishes to utilize at 275 Rex Boulevard, not to exceed 10,000 square feet, during the calendar year 1997, for which it will pay rent at the rate of $18.50 per square foot. All such rent payments shall be made monthly in advance.

          8.16 APX Purchases. Sellers covenant that any acquisition of the APX Limited Assets or of the APX-Germany Stock shall be made by one of the Limited Companies.


                                   ARTICLE IX

                             COVENANTS OF PURCHASER

          Purchaser hereby covenants with the Sellers that, at all times from and after the Effective Date until the Closing, Purchaser shall comply with all covenants and provisions of this Article IX, except to the extent that the Sellers may otherwise consent in writing.


          9.01 Governmental and Other Approvals. Purchaser shall (a) take all reasonable steps necessary or desirable, and proceed diligently and in good faith, as promptly as practicable to obtain all consents, approvals or actions of, to make or cause to be made all filings with and to give all notices to Governmental Authorities or any other Person required on its part to consummate the transactions contemplated hereby, including without limitation those described in Section 7.04 the Purchaser Disclosure Schedule, (b) provide such other information and communications to such Governmental Authorities or other Persons as the Sellers or such Governmental Authorities or other Persons may reasonably request and (c) cooperate with the Sellers as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental Authorities or other Persons required on the part of Purchaser or the Sellers to consummate the transactions contemplated hereby. Purchaser will provide prompt notification to the Sellers when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise the Sellers of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental Authority or other Person regarding any of the transactions contemplated by this Agreement.

          9.02 Notice and Cure. (a) Purchaser shall notify the Sellers promptly in writing of, and contemporaneously shall provide the Sellers with true and correct copies of any and all information or documents relating to, and shall use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance occurring on or after the date of this Agreement that causes or will cause any covenant or agreement of Purchaser under this Agreement to be breached or that renders or will render untrue any representation or warranty of Purchaser contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance which such breach of covenant or representation would have a material adverse effect on (i) the ability of any of the Sellers, the Limited Companies or Purchaser to consummate the transactions contemplated by this Agreement or the Operative Agreements or (ii) the ability to conduct the Business or the APX Continuing Business or would have a Material Adverse Effect. (b) Notwithstanding the foregoing, Purchaser also shall notify the Sellers promptly in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant or agreement made by Purchaser in Sections 7.01 or 7.02 of this Agreement, whether occurring or arising before, on or after the date of this Agreement. No notice given pursuant to this Section 9.02 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit the Sellers' or any other Person's right to seek indemnity under Article XV.

          9.03 Efforts to Consummate Transactions. Purchaser shall take all reasonable action and do all things reasonably necessary or advisable in order to consummate the transactions contemplated by this Agreement and the Operative Agreements.


                                   ARTICLE X

                     CONDITIONS TO OBLIGATIONS OF PURCHASER

          The obligations of Purchaser hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

          10.01 Representations and Warranties. Each of the representations and warranties made by either Seller in Article IV and Sections 6.01, 6.02, 6.06(c) and 6.08(p) of this Agreement shall be true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date, and each other representation or warranty made as of the Effective Date shall have been true and correct in all material respects on and as of such Effective Date; provided, however, that the condition set forth in this Section 10.01 shall be deemed to be satisfied to the extent that the aggregate amount of all Losses which could reasonably be expected to result from the failure of all such representations and warranties to be true and correct in all aspects and the breach of any agreements, covenants and obligations referred to in Section 10.02 would not exceed $15 million.

          10.02 Performance. Each Seller shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by such Seller, as the case may be, at or before the Closing; provided, however, that the condition set forth in this Section 10.02 shall be deemed to be satisfied to the extent that the aggregate amount of all Losses which could reasonably be expected to result from the failure to perform all such agreements, covenants and obligations and the failure of any representations and warranties to be true and correct as referred to in Section 10.01 would not exceed $15 million.

          10.03 Officers' Certificates. Each Seller shall have delivered to Purchaser a certificate, dated the Closing Date and executed by the Chairman of the Board, the President or any Vice President of such Seller, substantially in the form and to the effect of Exhibit 10.03(A) hereto, and a certificate, dated the Closing Date and executed by the Secretary or any Assistant Secretary of such Seller, substantially in the form and to the effect of Exhibit 10.03(B) hereto.

          10.04 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements or which could reasonably be expected to otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement or any of the Operative Agreements to Purchaser, and there shall not be pending or threatened on the Closing Date any Action or Proceeding or any other action in, before or by any Governmental Authority which could reasonably be expected to result in the issuance of any such Order.

          10.05 Governmental Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental Authority necessary to permit the parties hereto to perform their respective obligations under this Agreement and the Operative Agreements and to consummate the transactions contemplated hereby and thereby (a) shall have been duly obtained, made or given, (b) shall be in form and substance reasonably satisfactory to Purchaser,
(c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived or otherwise impose any liabilities or restrictions on Purchaser and (d) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement and the Operative Agreements shall have occurred.

          10.06 Third Party Consents. The consents (or in lieu thereof waivers) listed in Section 10.06 of the Disclosure Schedule (a) shall have been obtained, (b) shall be in form and substance reasonably satisfactory to Purchaser, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived or otherwise impose any limitations or restrictions on Purchaser and (d) shall be in full force and effect.

          10.07 Opinion of Counsel. Purchaser shall have received the opinions of the General Counsel or Associate Corporate Counsel of the Sellers and the Limited Companies, dated the Closing Date, substantially in the form and to the effect of Exhibit 10.07 hereto.

          10.08 Operative Agreements. All Operative Agreements shall have been duly executed and delivered by the respective parties thereto other than Purchaser and shall be in full force and effect. MascoTech shall have assigned all of its right, title and interest in and to the contracts described in
Section 6.12(x) of the Disclosure Schedule to Purchaser, such assignment to be in form reasonably satisfactory to Purchaser.

          10.09 Resignations. The Sellers shall have delivered to Purchaser duly signed resignations, effective at the Closing, of each of the officers and directors of the Limited Companies and APX-Brazil listed in Section 10.09 of the Disclosure Schedule.


          10.10 Capitalization of Purchaser. MascoTech and certain officers of Purchaser and its Subsidiaries shall have purchased newly issued capital stock of Purchaser in the amounts described in Exhibit 10.10 hereto.

          10.11 Financing. Each of MascoTech, the Institutional Stockholder and Purchaser shall have entered into the Bridge Credit Agreement substantially in the form attached hereto as Exhibit 10.08(A).

          10.12 Release. MascoTech shall have executed and delivered a Release in the form of Exhibit 10.12 hereto.

          10.13 Discharge of Third Party Indebtedness. The Sellers shall deliver to Purchaser evidence, reasonably satisfactory to Purchaser, of the complete and absolute discharge and extinguishment of all Third Party Indebtedness, exclusive of Assumed Indebtedness.

          10.14 Assumed Indebtedness. The Sellers shall have delivered to Purchaser, in form reasonably satisfactory to it, evidence of the amount of Assumed Indebtedness.

          10.15 Proceedings. All proceedings to be taken on the part of either Seller in connection with the transactions contemplated by this Agreement and the Operative Agreements and all documents incident thereto shall be reasonably satisfactory in form and substance to Purchaser, and Purchaser shall have received copies of all such documents and other evidences as Purchaser may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

                                   ARTICLE XI

                      CONDITIONS TO OBLIGATIONS OF SELLERS

          The obligations hereunder of the Sellers are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Sellers, on the other hand, in their sole discretion):

          11.01 Representations and Warranties. Each of the representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date.

          11.02 Performance. Purchaser shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by it at or before the Closing.

          11.03 Officers' Certificates. Purchaser shall have delivered to each Seller a certificate, dated the Closing Date and executed by the President or any Vice President of Purchaser, substantially in the form and to the effect of
Exhibit 11.03(A) hereto, and a certificate, dated the Closing Date and executed by the Secretary or Assistant Secretary of Purchaser, substantially in the form and to the effect of Exhibit 11.03(B) hereto.

          11.04 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements.

          11.05 Governmental Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental Authority necessary to permit the parties hereto to perform their respective obligations under this Agreement and the Operative Agreements and to consummate the transactions contemplated hereby and thereby (a) shall have been duly obtained, made or given, (b) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (c) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement and the Operative Agreements shall have occurred.

          11.06 Opinion of Counsel. The Sellers shall have received the opinion of Morgan, Lewis & Bockius LLP, counsel to Purchaser, dated the Closing Date, substantially in the form and to the effect of Exhibit 11.06 hereto.

          11.07 Capitalization of Purchaser. The Institutional Stockholder shall have purchased newly issued capital stock of Purchaser in the amounts described in Exhibit 10.10 hereto.

          11.08 Operative Agreements. All Operative Agreements shall have been duly executed by their respective parties other than the Sellers and their Subsidiaries and shall be in full force and effect.

          11.09 Proceedings. All proceedings to be taken on the part of Purchaser in connection with the transactions contemplated by this Agreement and the Operative Documents and all documents incident thereto shall be reasonably satisfactory in form and substance to the Sellers, and the Sellers shall have received copies of all such documents and other evidences as the Sellers may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.


                                  ARTICLE XII

                       TAX MATTERS AND POST-CLOSING TAXES

          12.01 Preparation and Filing of Tax Returns. (a) The Sellers shall file, or cause to be filed, (i) all Tax Returns that include the Limited Companies or relate to the Business in the Sellers' or their Affiliates' Tax Returns for all Pre-Closing Periods, (ii) all consolidated or combined Tax Returns that include the Limited Companies, APX-Brazil, the APX Continuing Business and the Business for the Interim Period, and (iii) all Tax Returns that include the Limited Companies, APX-Brazil, or that relate to the APX Continuing Business or the Business that are required to be filed before the Closing Date. Purchaser will furnish Tax information to the Sellers, as necessary, for inclusion in such Tax Returns in accordance with the past custom and practice of each of the Seller, the Limited Companies, APX-Brazil and the APX Continuing Business. The Sellers will allow Purchaser and the Institutional Stockholder an opportunity to review and comment upon such Tax Returns (including any amended Tax Returns) to the extent that they relate to any of the Limited Companies, APX-Brazil, the APX Continuing Business or the Business, but the Sellers shall have ultimate control with respect to all Tax Returns that they are required to file. Each of the Limited Companies, APX-Brazil and the APX Continuing Business shall retain all books and records related to Taxes for the period up to and including the Closing Date until the expiration of all applicable statutes of limitations. Prior to discarding any such books and records they shall give the Sellers the opportunity to obtain such records. Purchaser shall provide the Sellers with access to all books and records of, the Limited Companies, APX-Brazil and the APX Continuing Business as the Sellers may reasonably request in connection with their filing of any Tax Returns or in connection with any audit, dispute or controversies with any Taxing Authority. Purchaser, the Limited Companies, APX-Brazil and the APX Continuing Business shall furnish such information to the Sellers on a timely basis so as to permit the Sellers to file such Tax Returns on a timely basis in accordance with the past custom and practice of the Sellers, each of the Limited Companies, APX-Brazil and the APX Continuing Business.

          (b) Purchaser shall file or cause to be filed all Tax Returns of, or that include, any of the Limited Companies, APX-Brazil and the APX Continuing Business for all taxable periods ending after the Effective Date to the extent that any of the Limited Companies, APX-Brazil or the APX Continuing Business are not part of a consolidated or combined Tax Return group that are required to be filed after the Closing Date. Purchaser shall file or cause to be filed all Tax Returns that include the Business for all taxable periods ending after the Effective Date that are required to be filed after the Closing Date.

          (c) With respect to any Straddle Period Return of any of the Limited Companies, APX-Brazil, the APX Continuing Business or the Business which is required to be filed after the Closing Date, Purchaser shall deliver a copy of such Tax Return to the Sellers at least 45 calendar days prior to the due date therefor (giving effect to any extension thereof) or within five (5) days after the Closing Date (if later), accompanied by an allocation between the Pre-Closing Period and the Post-Closing Period for any Taxes with respect to the Business, or any of the Limited Companies, APX-Brazil or the APX Continuing Business shown to be due on such Straddle Period Returns. Such Tax Returns and allocation shall be final and binding on the Sellers, unless, within 20 calendar days after the date of receipt by the Sellers of such Tax Return and allocation, the Sellers delivers to Purchaser a written request for changes to such Tax Return or allocation.

          (d) In the case of each Straddle Period Return, not later than (i) seven calendar days before the due date (including any extension thereof) for payment of Taxes with respect to such Tax Return or (ii) in the event of a dispute, seven calendar days after the resolution thereof either by mutual agreement of the parties or by a determination of an independent accounting firm reasonably satisfactory to the Sellers and Purchaser, the Sellers shall pay to Purchaser the portion of the Taxes set forth on such Tax Return with respect to the Business, any of the Limited Companies, APX-Brazil and the APX Continuing Business that are allocable to the Pre-Closing Period, after giving effect to any agreement of the parties or any determination by an independent accounting firm, net of any payments of estimated taxes that are due and actually paid prior to the Effective Date in respect of such Taxes or, with respect to the Limited Companies, to the extent that it is reflected as an accrual on the Effective Date Balance Sheet.

          12.02 Allocation of Tax Liability. (a) From and after the Closing Date, the Sellers shall pay or cause to be paid, and shall jointly and severally indemnify Purchaser, each of the Limited Companies, APX-Brazil, the APX Continuing Business and each of their Affiliates (each a "Tax Indemnitee") and agree to protect, save and hold each Tax Indemnitee harmless from and against, on a Grossed-Up Basis, the following liabilities suffered by any of the Tax
Indemnitees:

               (i)  any liability of a Tax Indemnitee for any Tax imposed upon
(1) any Seller Party for any period or (2) any Third Party for any Pre-Closing Period, in each case for which any of the Tax Indemnitees may be liable, (x) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign law), (y) as a transferee or successor or (z) by contract;

               (ii) any Income Tax, Sales Tax or, with respect to the Limited Companies, Employment Tax of a Tax Indemnitee (other than those Taxes described in (i) above) imposed upon or relating to the Business, the MSX Assets or any of the Limited Companies for a Pre-Closing Period;

               (iii) any Income Tax or Sales Tax of a Tax Indemnitee imposed upon or relating to the Business or the APX Continuing Business (other than the Limited Companies or APX-Brazil) for the Interim Period; and

               (iv) any Income Tax, Sales Tax or, with respect to the Limited Companies, Employment Tax of a Tax Indemnitee arising from a breach of a representation or warranty set out in Section 6.08 (g), (j), (l), (m), (o) and
(p) of this Agreement or a breach of a covenant set forth in Section 8.10 of this Agreement regardless of whether a notice disclosing such breach was delivered pursuant to Section 8.08 or set forth in Section 6.08 of the Disclosure Schedule except for the disclosures in Sections 6.08(m) and (o) of the Disclosure Schedule);

          Notwithstanding the foregoing, the Sellers shall not be obligated to indemnify for any Tax (A) imposed on any Third Party unless any of the Limited Companies is liable for such Tax as a result of its entering into an arrangement or agreement with the Third Party during any Pre-Closing Period and (B) with respect to the Limited Companies to the extent that it is reflected as an accrual on the Effective Date Balance Sheet.

          (b) Subject to Section 12.01 above, the income of the Limited Companies, APX-Brazil, the APX Continuing Business or the Business in a taxable period of Purchaser will be apportioned (i) between the Pre-Closing Period and the Post-Closing Period by closing the books as of the Effective Date and (ii) between the period prior to the Closing Date and the period after the Closing by closing the books as of the Closing Date.

          (c) In the case of (i) franchise Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding and (ii) ad valorem Taxes, in either case attributable to any taxable period that includes but does not end on the Effective Date or the Closing Date, as the case may be, the portion of such Taxes attributable to the Pre-Closing Period or the period ending on or prior to the Closing Date, shall be the amount of such Taxes for the entire taxable period, multiplied by a fraction the numerator of which is the number of days in such taxable period ending on and including the Effective Date or the Closing Date, as the case may be, and denominator of which is the entire number of days in such taxable period; provided, however, that if any property, asset or other right of the Sellers, any of the Limited Companies, APX-Brazil or the APX Continuing Business is sold or otherwise transferred prior to the Closing Date, then ad valorem Taxes pertaining to such property, asset or other right shall be attributable entirely to the Pre-Closing Period; provided, further, that if any property, asset or other right is acquired by any of the Sellers, any of the Limited Companies, APX-Brazil or the APX Continuing Business after the Closing, then ad valorem Taxes pertaining to such property, asset or other right shall be attributable entirely to the Post-Closing Period.

          Except as otherwise provided in Section 12.04 below, payment in full of any amount due from any party under this Section 12.02 shall be made in immediately available funds the later of (x) five Business Days before the date payment of the Taxes to which such payment relates is due or (y) fifteen Business Days after the date on which demand for payment has been delivered to the Sellers.

          12.03 Indemnity for Loss of Section 197 Deductions. Notwithstanding anything in this Article XII to the contrary, from and after the Closing Date, Sellers shall be obligated to make payments to each Tax Indemnitee for any Tax, including penalties thereon arising as a result of Purchaser's inability to claim amortization deductions with respect to any or all of the intangible MSX Assets other than the Limited Stock to be acquired by Purchaser hereunder (the "Amortization Deductions") in an amount at least equal to the excess of (A) two-thirds of the Purchase Price allocable to the Business and the Limited Stock, taking into account any adjustments made pursuant to Section 3.01(b) which relate to the Business or the Limited Stock over (B) the book value of the MSX Assets (other than the Limited Companies or any asset classified as an intangible asset for federal Income Tax purposes) over the Assumed Liabilities relating to the MSX Assets (other than the Limited Companies). With regard to an indemnification payment for a Tax resulting from a loss of an Amortization Deduction where such Amortization Deduction has not resulted in a tax deduction (regardless of whether such deduction resulted in a tax benefit) to the Tax Indemnitee (either because such Amortization Deduction has not been claimed for a past, current or future period or because of the availability of other losses or deductions for the period in which it was claimed), the amount of any payment pursuant to this Section 12.03 shall be calculated by (A) multiplying the Amortization Deduction by the maximum federal and state tax rate net of federal tax benefit in effect on the Closing Date and (B) taking the present value of such amount to the Closing Date using a discount rate equal to 9%, and adding to such product interest at the rate of 9% per annum to the date of payment (such interest being referred to as "Section 12.03 Interest"). Notwithstanding the foregoing, Sellers shall not be obligated to indemnify for any Tax, interest, penalties or Section 12.03 Interest resulting from a loss of Amortization Deductions as set forth under this Section 12.03 unless and until Purchaser is not able to or reasonably believes that it is not able to claim the Amortization Deductions by reason of (x) the promulgation of Treasury regulations (whether temporary, proposed or final) under Section 197 of the Code or a published or private ruling or other administrative pronouncement after the date of this Agreement, (y) the determination, whether proposed or final, by the Internal Revenue Service that all or a portion of the Amortization Deductions are disallowed, or (z) a judicial determination that all or a portion of the Amortization Deductions are disallowed, and provided further that the amount of such indemnification payment attributable to Taxes (other than penalties and Section 12.03 Interest) shall not exceed $3,500,000. If a payment has been made by Sellers to a Tax Indemnitee under this Section 12.03 and the Tax Indemnitee becomes able to claim all or any portion of such

Amortization Deduction, the Tax Indemnitee shall return the portion of such payment attributable to such Amortization Deduction, with interest at the rate of 9% per annum, to Sellers.

          12.04 Tax Contests. (a) If any Taxing Authority asserts a Tax Claim relating to any Pre-Closing Period, then the party (including any Subsidiary of such party) receiving any notice related to such Tax Claim shall promptly provide written notice thereof to the other party or parties hereto.

          (b) The Sellers shall have the sole right to diligently defend or prosecute, at their sole expense, such Tax Claim; provided that (i) the Sellers are obligated (either by the Sellers' written acknowledgment or by determination as described below) to indemnify Purchaser for such Tax Claim under this Article XII, (ii) the Sellers shall not, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld), enter into any compromise or settlement of such Tax Claim that would result in any Tax detriment to any Tax Indemnitee for any Post-Closing Period unless such position is consistent with positions previously taken by the Limited Companies, APX-Brazil or the APX Continuing Business, and (iii) if a Tax Indemnitee is requested by the Sellers to pay or cause to be paid the Tax claimed and to sue for a refund, then the Sellers shall advance to the Tax Indemnitee, on an interest-free basis and a Grossed-Up Basis, the amount of the Tax claimed. The Sellers shall keep Purchaser, the Limited Companies, APX-Brazil and the APX Continuing Business informed of any developments and events relating to such Tax Claim (including providing Purchaser, the Limited Companies, APX-Brazil and the APX Continuing Business with copies of all written materials relating to such Tax Claim), and Purchaser, the Limited Companies, APX-Brazil and the APX Continuing Business shall be entitled, at its own expense, to attend, but not participate in or control, all conferences, meetings and proceedings relating to such Tax Claim. Purchaser, the Limited Companies, APX-Brazil or the APX Continuing Business agrees that it will cooperate with the Sellers and their counsel in the defense or prosecution of any such Tax Claim to the extent reasonably requested by the Sellers in writing. If the Sellers contest their indemnification obligations with respect to any Tax Claim under this Article XII, the Sellers and Purchaser shall undertake in good faith to resolve this issue. If the Sellers and Purchaser are unable to resolve the issue within 10 days, the Sellers and Purchaser shall engage jointly an independent nationally recognized law firm to determine whether the Sellers' indemnification obligations under this Article XII encompass such Tax Claim. The determination of such law firm shall be final and binding on the parties solely for purposes of determining whether the Sellers shall have the right to defend or prosecute a Tax Claim; provided, however, that if the party against whom the determination is made does not offer the other party the opportunity to control the defense or prosecution of such Tax Claim, the determination shall be final and binding on such party. The fees and other costs charged by such law firm in making such determination shall be paid by the party against whom the determination is made.

          (c) The Sellers and Purchaser jointly shall defend or prosecute any Tax Claim relating to any taxable period which includes (but does not end on) the Effective Date, with control of the defense or prosecution being undertaken by the party with the greatest amount in interest based upon the amount of Taxes asserted in such Tax Claim. All costs, fees and expenses paid to Third Parties in the course of the defense or prosecution of such Tax Claim shall be borne by the Sellers and Purchaser in the same ratio as the ratio in which, pursuant to the terms of this Agreement, the Sellers and Purchaser would share the responsibility for payment of such Taxes.

                 12.05 Cooperation. Each party hereto shall, and shall cause its Subsidiaries and Affiliates (determined assuming that the Sellers are not Affiliates of Purchaser following the Closing) to, provide to each of the other parties such cooperation and information as any such party reasonably may request in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to refund of Taxes or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns (together with relevant accompanying schedules and relevant workpapers, relevant documents relating to rulings or other determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of property, in each case which any such party, Subsidiary or Affiliate may possess). Each party shall, and shall cause its Subsidiaries and Affiliates (determined as provided above) to, make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided. Subject to the preceding sentence, each party required to file (or cause the filing of) Tax Returns pursuant to this Article XII shall bear all costs of filing such Tax Returns.

                 12.06 Payments of Transfer Taxes and Fees. The Sellers shall pay all Transfer Taxes arising out of or payable in connection with the transactions contemplated by this Agreement and the APX Acquisition, and shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes. The Purchaser shall promptly, upon receipt of written request therefor, reimburse the Sellers for (a) 50% of all amounts paid pursuant to the preceding sentence that are attributable to payments under this Agreement with respect to the transfers relating to the Business contemplated by this Agreement and (b) 100% of all amounts paid pursuant to the preceding sentence that are attributable to transfers relating to the APX Continuing Business contemplated by this Agreement.

                 12.07 Miscellaneous. If a party to this Agreement takes any action which constitutes a breach of this Article XII, such party shall indemnify the other party, on a Grossed-Up Basis, for any incremental liability for Tax suffered by such other party (which (i) in the case of the Sellers, shall include its Affiliates (determined assuming that none of Purchaser, the Limited Companies, APX-Brazil or the APX Continuing Business is an Affiliate of the Sellers following the Closing) and (ii) in the case of Purchaser, shall include Tax Indemnitees) arising from such action.

                 12.08 Conflict. In the event of a conflict between the provisions of this Article XII and any other provision of this Agreement, the provisions of this Article XII shall control. Without limiting the generality of the foregoing, the indemnification obligations of the parties under this
Article XII shall not be subject to (i) the limitations (including time and amount limitations) set forth in Section 14.01, Section 15.01 (other than with respect to an indemnity for

Sales Taxes or, with respect to the Limited Companies, Employment Taxes that are subject to the basket limitation of Section 15.01(a)(i)) and Section 15.02 below or (ii) the procedures relating to Third Party Claims set forth in
Section 15.02 below.

                 12.09 Survival. All rights, obligations and covenants under this Article XII, and the representations and warranties contained in
Section 6.08(g), (j), (l), (m), (o), and (p) and Section 8.10 above (but in each case only to the extent such representations and warranties relate to Income Tax, Sales Tax and, with respect to the Limited Companies, Employment
Tax), shall survive the Closing and continue indefinitely (subject to any applicable statutes of limitations, but without regard to any extension or waiver if the applicable statutory period of limitations granted without the consent of the Sellers, which consent shall not be unreasonably withheld, by Purchaser, any of the Limited Companies, APX-Brazil or the APX Continuing Business after the Closing; provided that the Sellers' consent shall not be required for a valid extension or waiver if the Sellers had an opportunity to contest but did not contest).

                                  ARTICLE XIII

                           EMPLOYEE BENEFITS MATTERS

                 13.01    Hiring of Employees.

                 (a) Purchaser shall offer employment to United States employees of the Sellers actively engaged in the Business and the APX Continuing Business as of the Closing, and, subject to the provisions of this
Article XIII, may hire such employees on such terms and conditions as shall be mutually agreeable to Purchaser and such employees. All such employees who accept employment with Purchaser are hereinafter referred to as the "Transferred Employees."

                 (b) The Sellers shall comply with the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101, et seq., ("WARN") and any applicable similar plant closing law of any state including the provision of notices required thereunder, and, jointly and severally, shall indemnify, hold harmless and, at the option of Purchaser, defend Purchaser from and against any and all liabilities, obligations and costs, including reasonable attorneys' fees, arising out of or resulting from any failure by the Sellers to serve notice or to otherwise comply with WARN or such applicable state law.

                 13.02 Cessation of Participation; Compliance. Except as otherwise provided in this Article XIII, effective as of the Closing, the Sellers shall take all such actions as may be necessary to cause all Transferred Employees to cease to participate in all Employee Benefit Plans and Employee Benefit Arrangements maintained or contributed to by the Sellers, and Purchaser shall have no obligations, and shall be indemnified by Sellers for
any liability, thereunder or with respect thereto.   The Sellers shall at all
times during the Interim Period operate and administer each Employee Benefit Plan disclosed on Section 6.09(a) of the Disclosure Schedule and each Employee Benefit Arrangement disclosed on Section 6.09(f) of the

Disclosure Schedule and each Foreign Benefit Plan disclosed on Section 6.09(g) of the Disclosure Schedule in compliance with all its terms all applicable law, including ERISA and the Code.

                 13.03    401(k) Plans.

                 (a) Effective as of the Closing Date, the Sellers' Boards of Directors shall vote to terminate the Sellers' sponsorship of the MSX International, Inc. 401(K) Plan (the "Assumed 401(k) Plan"), and Purchaser's Board of Directors shall vote to have the Purchaser assume sponsorship of, and all liabilities pertaining to, the Assumed 401(k) Plan. Effective as of the Closing Date, the Sellers shall assign to Purchaser their rights under the trust agreement for the Assumed 401(k) Plan.

                 (b) The Sellers shall direct the trustee(s) of each of the MascoTech, Inc. Salaried Savings Plan and the MascoTech, Inc. Hourly Savings Plan (the "Seller 401(k) Plans") to segregate the portion of each investment fund thereunder attributable to the aggregate individual account balances (including outstanding participant loans) of Interim Employees (to the extent not distributed prior to the Closing) Transferred Employees (whether or not vested), and to transfer in cash or in kind, as determined by Purchaser, such segregated portion of each investment fund to the Assumed 401(k) Plan.
The transfer shall be effected as soon as is practicable after the Closing Date, and individual account balances shall be determined as of the valuation date coincident with the date of such transfer.

                 (c) The Sellers shall at all times during the Interim Period operate and administer the Assumed 401(k) Plan in compliance with all applicable law, including ERISA and the Code.

                 13.04    Defined Benefit Plan.   Effective as of the Closing
Date, the MSX Board of Directors shall vote to terminate the Seller's sponsorship of the Autodynamics Corporation of America Employees' Pension Plan (the "Assumed Pension Plan"), and Purchaser's Board of Directors shall vote to have the Purchaser assume sponsorship of, and all liabilities pertaining to, the Assumed Pension Plan. Effective as of the Closing Date, the Sellers shall assign to Purchaser their rights under the trust agreement for the Assumed Pension Plan. The Sellers shall at all times during the Interim Period operate and administer the Assumed Pension Plan in compliance with all applicable law, including ERISA and the Code.

                 13.05 Multiemployer Plan. This Section 13.05 applies to the IAM and Aerospace Workers, Warren Local Lodge PM 2848 Multiemployer Pension Plan, which shall be referred to in this Section 13.05 as the "Plan." It is intended that the purchase of the Business and the APX Continuing Business under this Agreement will not result in a complete or partial withdrawal from the Plan. This Section 13.05 is intended to meet the applicable requirements of Section 4204 of ERISA, and shall be construed accordingly. Accordingly, Purchaser and the Sellers agree as follows:

                 (a) Purchaser shall assume an obligation to contribute to the Plan with respect to the Business and the APX Continuing Business for substantially the same number of contribution base units (as defined by the Plan) for which the Sellers had an obligation to contribute to the Plan with respect to the Business and the APX Continuing Business as of the day before the Closing Date.

                 (b) Prior to the first day of the first Plan year commencing after the Closing Date, Purchaser and the Sellers shall jointly apply to the Plan for a variance from the requirement of Section 4204(a)(1)(B) of ERISA, that a bond be obtained or an amount be held in escrow as provided in said Section. In the event that the Plan determines that the request does not qualify for such variance, Sellers shall arrange for, and Purchaser shall pay for and obtain any required bond or establish any required escrow within 30 days after the date on which the Sellers or Purchaser receive notice of the Plan's decision, and shall maintain such bond or escrow through the earliest of:

                          (i) the date a variance is obtained from the Plan;

                          (ii) the date a variance or exemption is obtained from the Pension Benefit Guaranty Corporation; or

                          (iii)   the last day of the fifth Plan year
                                  immediately following the Closing Date;

which bond or escrow shall be paid to the Plan if Purchaser withdraws therefrom or fails to make a contribution to the Plan when due, at any time during the first five Plan years immediately following the Closing Date. Sellers agree to prepare any required application for variance and Purchaser agrees to pay the cost of any required bond or escrow under the foregoing provisions (unless such bond or escrow is required because of the failure of the Sellers to cooperate with the joint application for a variance).

                 (c) If Purchaser withdraws from the Plan in a complete withdrawal, or a partial withdrawal with respect to the Business or the APX Continuing Business, on or before the last day of the fifth Plan year immediately following the Closing Date, the Sellers shall be secondarily liable for any withdrawal liability they would have had to the Plan with respect to the Business or the APX Continuing Business (but for the provisions of Section 4204 of ERISA) if the liability of Purchaser with respect to the Plan is not paid.

                 (d) In the event of any withdrawal by Purchaser during the five Plan years immediately following the Closing Date, or in the event of any breach by Purchaser of its commitments under paragraphs 13.05(a) or (b) above, Purchaser shall indemnify the Sellers for any withdrawal liability, whether complete or partial (including all reasonable accounting, actuarial, and legal expenses incident thereto), assessed against the Sellers on account of the Business or the APX Continuing Business, including without limitation any withdrawal liability assessed against the Sellers pursuant to Section 13.05(c) above. The Sellers shall indemnify

Purchaser for any withdrawal liability, whether complete or partial (including all reasonable accounting, actuarial, and legal expenses incident thereto), assessed against Purchaser as a result of any failure by the Sellers to comply with the obligations imposed on the Sellers by Section 4204(a) of ERISA.

                 (e) Purchaser shall assume Sellers' obligation, if any, to make any payment in respect of any liability assessed against Robert Udell in the matter of Corbin v. Blankenburg, No. 91-CV-72595-DT attributable to his service as a trustee of the Plan.

                 (f) Purchaser shall assume Sellers' liability, if any, to make any unreimbursed or unindemnified payment of withdrawal liability to the Plan arising out of the APX Acquisition.

                 13.06 Other Benefits. Purchaser shall assume the Sellers' obligations, if any, with respect to the following:

                 (a) claims by Interim Employees (to the extent not reflected as a Permitted Payment in the determination of Interim Period Cash
Flow) and Transferred Employees that are reported after the Closing Date but incurred prior to the Closing Date and properly payable under the Sellers' group medical plans;

                 (b) the provision of continuation health coverage as required under Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code with respect to any former employee of the Business or the APX Continuing Business (or any of their dependents);

                 (c) the provision of health benefits to 17 employees (and their eligible dependents) who retired prior to the Closing Date as described in Coopers & Lybrand's actuarial report dated June 19, 1996;

                 (d) to pay or provide accrued but unused vacation to Interim Employees (to the extent not reflected as a Permitted Payment in the determination of Interim Period Cash Flow) and Transferred Employees;

                 (e) the provision of severance benefits to Interim Employees (to the extent not reflected as a Permitted Payment in the determination of Interim Period Cash Flow) and Transferred Employees (other than such benefits, if any, that become payable solely by reason of consummation of the transactions contemplated by this Agreement); and

                 (f) the payment of compensation deferred or credited prior to the Closing Date with respect to Interim Employees (to the extent not reflected as a Permitted Payment in the determination of Interim Period Cash
Flow) and Transferred Employees pursuant to the First Amended and Restated Creative Industries Group, Inc. Deferred Compensation Plan, provided, however, that effective as of the Closing Date, the Sellers shall assign to Purchaser their rights under the "rabbi" trust agreement for such plan with respect to such employees.

                 (g)      Service Credit, etc.   Periods of service prior to
the Closing shall be credited for purposes of determining eligibility, vesting and benefit entitlement under all benefit plans, programs and policies maintained by Purchaser after the Closing, and amounts credited prior to the Closing under flexible spending accounts and for purposes of determining health plan deductibles and copayments under provisions of Sellers' plans, programs and policies shall be credited after the Closing under corresponding provisions of the Purchaser's plans, programs and policies.

                 13.07 No Employee Rights. Nothing in this Article XIII express or implied shall confer upon any Interim Employee, Transferred Employee, dependent or beneficiary or other employee or legal representative thereof any rights or remedies, including any right to employment, continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under or by reason of this Agreement.

                 13.08    Right to Terminate or Modify Plans. Nothing in this
Article XIII express or implied shall be construed to prevent Purchaser from terminating or modifying to any extent or in any respect any benefit plan that Purchaser may assume, establish or maintain pursuant to this Agreement or otherwise.


                                  ARTICLE XIV

                    SURVIVAL OF REPRESENTATIONS, WARRANTIES,
                            COVENANTS AND AGREEMENTS

                 14.01    Survival of Representations and Warranties.

                 All of the representations and warranties of the Sellers contained in Article IV and Sections 5.01(a), 6.01 and 6.02 and the representations and warranties contained in Section 6.09 (but only to the extent that they relate to liabilities due to the PBGC, the U.S. Internal Revenue Service or the U.S. Department of Labor) shall survive the Closing and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations). The representations and warranties of the Sellers contained in Section 6.08 and Section 6.09 (except to the extent that the survival of such representations and warranties in Section 6.09 is governed by the first sentence of this Section 14.01) shall survive the Closing and continue in full force and effect until the third anniversary of the Closing Date. The representations and warranties of the Sellers contained in Sections
6.05 and 6.16 shall survive the Closing and continue in full force and effect until the seventh anniversary of the Closing Date and the sixth anniversary of the Closing Date, respectively. Subject to Section 12.09, the representations and warranties of the Sellers contained in Section 6.08, to the extent that such representations and warranties relate to Income Taxes, Sales Taxes, and, with respect to the Limited Companies, Employment Taxes, shall not survive the Closing and, from and after the Closing, shall be of no further force or effect. All of the other representations and warranties of the Sellers contained in Article VI shall survive the Closing and continue in full force and effect until the second anniversary of the Closing Date.

Notwithstanding the foregoing, if Purchaser sells a majority of the capital stock of any of the Limited Companies or APX-Brazil, or if Purchaser or any of the Limited Companies or APX-Brazil sells substantially all of its assets during any applicable survival period to any third party (other than any Affiliate of Purchaser), regardless of how such sale is structured (including any such sale structured as a merger, consolidation, reorganization, exchange, or issuance of capital stock), then all of the representations and warranties of the Sellers contained in Article VI, insofar as such representations and warranties relate to the entity or assets sold, shall expire on the earlier of
(i) the date such representations and warranties would otherwise expire in accordance with the preceding sentences of this Section 14.01 or (ii) the third anniversary of the Closing Date, it being understood that if such sale or transaction takes place after the third anniversary of the Closing Date, such representations and warranties which have not theretofore expired shall expire immediately prior to the consummation of such sale or other transaction; provided that this sentence shall not apply to any claim (x) resulting from a breach of the representations and warranties of the Sellers contained in Sections 6.01, 6.02 and 6.09 (but, in the case of the representations and warranties contained in Section 6.09, only to the extent that they relate to liabilities due to the PBGC, the U.S. Internal Revenue Service or the U.S. Department of Labor) or (y) by a third party (other than a third party purchasing all or a portion of such stock or assets or any Affiliate of such third party) against any of the Indemnified Purchaser Parties, except to the extent such claim relates to or arises from the offering or sale of such stock or assets.

                 All of the representations and warranties of Purchaser contained in Article VII shall survive the Closing and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

                 Notwithstanding the foregoing, any representation or warranty shall survive the time at which it would otherwise expire in accordance with this Section 14.01 to the extent that Purchaser or the Sellers, as the case may be, makes a written claim for indemnification for breach of that representation or warranty (setting forth in reasonable detail the factual and contractual bases upon which such Party is entitled to indemnification under this Agreement) prior to the time at which that representation or warranty would otherwise expire.

                 Except as set forth in this Section 14.01 or in Article XVI, the provisions of this Agreement shall survive the Closing and shall continue indefinitely.


                                   ARTICLE XV

                                INDEMNIFICATION

                 15.01    Indemnification Provisions for Benefit of Purchaser.

                 (a) The Sellers jointly and severally shall indemnify and hold harmless, on a Grossed-up Basis, Purchaser and its Affiliates from and against any Adverse Consequences that any of Purchaser and its Affiliates (determined, in each case, assuming that neither of the Sellers is an Affiliate of Purchaser following the Closing, but including the Limited Companies and APX-Brazil) and their respective officers, employees, directors, stockholders, agents and representatives (collectively, the "Indemnified Purchaser Parties") shall suffer or incur to the extent resulting from, arising out of or relating to: (x) any breach by the Sellers of any of their representations, warranties or covenants contained herein, other than any representations and warranties contained in Section 6.08 to the extent related to Income Taxes, Sales Taxes, and, with respect to the Limited Companies, Employment Taxes (which are governed by Article XII) or to the extent any breach thereof results in any liability related to any other Tax arising in the Post-Closing Period, (y) any Retained Liability, (z) any of the Non-Core Businesses described in Section 6.05 of the Disclosure Schedule, and
(zz) one-half of the Losses incurred by Purchaser relating to claims arising out of the facts and circumstances giving rise to the litigation captioned Auto/Video, Inc. v. Chrysler Motors Corporation and Creative Industries Group, Inc.; provided, however, that with respect to breaches of the representations and warranties contained in Article VI or the indemnification obligations of the Sellers pursuant to Section 12.02 to the extent such indemnification relates to Sales Taxes and, with respect to the Limited Companies, Employment
Taxes:

                 (i) The Sellers shall not be obligated to make payments to the Indemnified Purchaser Parties for the first $1 million of Adverse Consequences resulting from such breaches of representations and warranties or from their obligations to indemnify Purchaser pursuant to Section 12.02 to the extent such indemnity relates to Sales Taxes and, with respect to the Limited Companies, Employment Taxes, it being understood that the $1 million limitation will not apply to breaches of the representations and warranties in Sections 6.01, 6.02, 6.05, 6.09 and 6.21 (but, with respect to Section 6.09, only to the extent that such breaches relate to the liabilities due to the PBGC, the U.S. Internal Revenue Service or the U.S. Department of Labor); provided that for purposes of this paragraph (i) only individual claims (or groups of related claims or claims of the same Person having substantially similar factual and legal bases) resulting in Adverse Consequences in excess of $30,000 will be considered in determining whether the $1 million amount is exceeded; provided further that all amounts paid by Purchaser pursuant to Section 18.18 shall be considered in determining whether the $1 million amount is exceeded; and

                 (ii) The Sellers shall not be obligated to make payments to the Indemnified Purchaser Parties of more than $20 million (the "Cap") in respect of Adverse Consequences resulting from such breaches of representations and warranties, it being understood, however, that (A) the Cap shall not apply to any Adverse Consequences resulting from breaches of the representations and warranties contained in Sections 6.01, 6.02, 6.05, 6.08 (but, with respect to Section 6.08, only to the extent that such breaches relate to Employment Taxes other than with respect to the Limited Companies), 6.09 and 6.21, and (B) any payments made by the Sellers in respect of Adverse Consequences for breaches of the representations and warranties referred to in clause (A) above other than any payments made by the Sellers in respect of Adverse Consequences resulting from breaches of representations and warranties contained in Sections 6.02 and
6.09 (but, in the case of Section 6.09, only to the extent that such breaches relate to the liabilities due to the PBGC, the U.S. Internal Revenue Service or the U.S. Department of Labor)) shall nonetheless be taken into account in determining whether the Cap is exceeded.

To the extent necessary in order to avoid double counting, all qualifications in Article VI (other than the first sentence of Section 6.04 and the last sentence of 6.03) requiring a Material Adverse Effect in order for a particular representation or warranty to have been breached shall be disregarded for purposes of this Article XV.

                 (b)      Indemnification Provisions for Benefit of the
Sellers.   Purchaser shall indemnify and hold harmless, on a Grossed-Up Basis, each of the Sellers and its Affiliates from and against any Adverse Consequences that any of the Sellers and their respective Affiliates (determined, in each case, assuming that Purchaser, the Limited Companies, APX-Brazil and their respective Subsidiaries are not Affiliates of the Sellers) and their respective officers, employees, directors, agents and representatives (collectively, the "Indemnified Seller Parties" and, together with the Indemnified Purchaser Parties, the "Indemnified Parties") shall suffer resulting from, arising out of or relating to: (i) any breach by Purchaser of any of its representations, warranties or covenants contained herein or (ii) any Assumed Liabilities, other than any Assumed Liabilities to the extent that either Seller has an obligation to indemnify Purchaser with respect to such Assumed Liabilities pursuant to Section 15.01(a).

                 15.02 Method of Asserting Claims. All claims for indemnification by any Indemnified Party under Section 15.01 will be asserted and resolved as follows:

                 (a) In order for an Indemnified Party to be entitled to any indemnification provided for under Section 15.01 in respect of, arising out of or involving a claim or demand made by any Person not a party to this Agreement against the Indemnified Party (a "Third Party Claim"), the Indemnified Party must deliver a Claim Notice to the Indemnifying Party within 30 Business Days after receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that failure to give such Claim Notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. The Indemnifying Party shall promptly mitigate any such prejudice to the extent possible.

                 (b) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party, which counsel must be reasonably satisfactory to the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, but shall continue to pay for any expenses of investigation or any Loss suffered. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. If (i) the Indemnifying Party shall not assume the defense of a Third Party Claim with counsel satisfactory to the

Indemnified Party within five Business Days after delivery of any Claim Notice, or (ii) legal counsel for the Indemnified Party notifies the Indemnifying Party that there are or may be legal defenses available to the Indemnified Party or to other Indemnified Parties which are different from or additional to those available to the Indemnifying Party, which, if the Indemnified Party and the Indemnifying Party were to be represented by the same counsel, would constitute a conflict of interest for such counsel or prejudice prosecution of the defenses available to such Indemnified Party, or (iii) if the Indemnifying Party shall assume the defense of a Third Party Claim and fail to diligently prosecute such defense, then in each such case the Indemnified Party, by notice to the Indemnifying Party, may employ its own counsel and control the defense of the Third Party Claim and the Indemnifying Party shall be liable for the reasonable fees, charges and disbursements of counsel employed by the Indemnified Party; and the Indemnified Party shall be promptly reimbursed for any such fees, charges and disbursements, as and when incurred. Whether the Indemnifying Party or the Indemnified Party controls the defense of any Third Party Claim, the parties hereto shall cooperate in the defense thereof. Such cooperation shall include the retention and provision to the counsel of the controlling party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Party shall have the right to settle, compromise or discharge a Third Party Claim (other than any such Third Party Claim in which criminal conduct is alleged) without the Indemnified Party's consent if such settlement, compromise or discharge (i) constitutes a complete and unconditional discharge and release of the Indemnified Party, and (ii) provides for no relief other than the payment of monetary damages and such monetary damages are paid in full by the Indemnifying Party.

                 (c) In the event any Indemnified Party should have a claim under Section 15.01 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party's rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been irreparably prejudiced thereby. The Indemnifying Party shall promptly mitigate any such prejudice to the extent practicable. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss in the amount specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Section 15.01 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has delivered notice disputing its liability to the Indemnified Party (a "Dispute Notice") within the Dispute Period, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

                 (d) The rights accorded to Indemnified Parties hereunder shall be in addition to any rights that any Indemnified Party may have at law or in equity, under federal and state securities laws, by separate agreement (including, without limitation, under the Operative Agreements) or otherwise.

                 15.03 Certain Intercompany Relationships. Except for Assumed Indebtedness, the Liabilities set forth in Section 15.03 of the Disclosure Schedule and the obligations of Purchaser under this Agreement or the Operative Agreements, all Contracts, Licenses and other agreements, undertakings, representations, obligations and transactions to which any of the Limited Companies and their Subsidiaries on the one hand and any of the Sellers, their remaining Subsidiaries and Affiliates on the other hand, or to which any of the Sellers, their remaining Subsidiaries and Affiliates are a party thereto and which relate to the Business or the APX Continuing Business shall be deemed terminated as of the Closing, will have no further force or effect and will result in no further obligations or liabilities.

                 15.04    Environmental Matters.

                 (a) In no event will the provisions of this Section 15.04, or any exercise by Sellers of their rights under this Section 15.04, increase the obligations of Sellers with respect to environmental matters involving the Limited Companies, the Business or any of the MSX Assets beyond what is provided in Section 15.01.

                 (b) Reporting, Remediation, and Compliance. After the Closing, and with respect to any environmental matters involving any Site for which the Sellers are responsible under Section 15.01(a) above (ignoring, for this purpose, the limitations in the proviso to Section 15.01(a) above), the Sellers shall have the exclusive right (provided that the Sellers exercise such right in a timely and diligent manner) to undertake the following activities, with the prior written consent of Purchaser, such consent not to be unreasonably withheld: (i) obtain any tests, reports, and surveys necessary to define and delineate the extent of any contamination or noncompliance, (ii) contact Governmental Authorities, make any reports to such Authorities, submit any remediation or compliance plans to such Authorities, negotiate with such Authorities, and otherwise deal with such Authorities, (iii) prepare the work plan for any remediation or correction of noncompliance, and (iv) conduct or direct any such remediation or correction of noncompliance. Notwithstanding the foregoing, the Sellers shall provide Purchaser with (i) copies of all workplans for, and test results, surveys and other data generated by, the investigations performed by the Sellers or their consultants promptly upon the availability thereof, (ii) final and any prior drafts of all reports, plans and other documents to be filed with any Governmental Authority upon the availability thereof and in any event prior to any such filing being made,
(iii) an opportunity to meet with the Sellers and their representatives prior to and following any substantive communications with Governmental Authorities, and (iv) a timely opportunity to discuss and comment upon the foregoing and any other proposed determinations or actions relating to the investigation, testing and remediation of any Site and the reporting thereon with Governmental Authorities. In order to carry out its obligations under this Agreement, the Sellers shall have continuing reasonable access to the affected Sites; provided, however, that the Sellers shall provide Purchaser with reasonable notice prior to the Sellers or any of their agents, representatives, employees, consultants or contractors entering the relevant

Site. The Sellers shall have the right to perform at the relevant Sites any remediation or actions necessary to achieve compliance by any commonly accepted or reasonable means, with the prior written consent of Purchaser (such consent not to be unreasonably withheld), including the right to construct and maintain wells, dikes, "caps", covers and other impoundments, barriers, pump and treat systems, soil vapor extraction systems, other testing and treatment equipment and systems, related buildings and structures, and supporting utility services on such Sites, the right to perform excavations and exhumations of soils and subsurface materials and withdrawals and reinjections of groundwater on such Sites, and the right to impose deed and land use restrictions and institutional controls on such Sites; provided, however, that the Sellers will not unreasonably interfere with the normal business operations of Purchaser or its Subsidiaries at such Sites. Any investigation, remediation, correction of noncompliance or other activities to be conducted, directed or performed by the Sellers pursuant to this Section 15.04 shall be performed by an independent third party environmental professional mutually agreed (or other Person mutually agreed) upon by Purchaser and the Sellers (subject to the dispute resolution proceedings set forth in Section 15.04(e) below). Any such remediation or actions necessary to achieve compliance shall be deemed sufficient to satisfy Sellers' corresponding obligations under this Agreement so long as the result (x) meets or exceeds the least stringent standards (including any lesser standards resulting from any site-specific risk assessment) acceptable under (A) all applicable Environmental Laws as in effect on the Closing Date based on the use of the property on the Closing Date and
(B) all applicable Environmental Permits and (y) is consistent with any third-party settlements entered into with the prior written consent of Sellers. Notwithstanding anything to the contrary in the immediately preceding sentence, Purchaser may direct Sellers, at Purchaser's sole discretion, to undertake remedial action or such other action that (1) exceeds the requirements set forth in clauses (x) and (y) of such sentence, or (2) meets but does not exceed such requirements; provided, however, that in the event Purchaser so directs Sellers to undertake any action that exceeds such requirements, Purchaser shall bear the incremental costs, if any, incurred in implementing the more stringent remedy. To the extent the Sellers fail to exercise their rights or perform their obligations under this Section 15.04(a) in a diligent and timely manner, Purchaser, upon written notice to the Sellers, shall have the right to control, direct and perform the relevant investigation or remediation or correct the relevant noncompliance, provided the procedures in this Section 15.04(b) and in
Section 15.04(c) below shall be complied with, substituting in each case Purchaser for the Sellers and vice versa.

                 (c) Certain Responsibilities of Purchaser. Purchaser will cooperate with the Sellers (including by making relevant personnel and records available to the Sellers at all reasonable times, without charge for any internal costs) in connection with this Section 15.04. Until Purchaser has suffered $1 million in Adverse Consequences under clause (i) of the proviso in
Section 15.01(a) with respect to claims under this Section 15.04 and all other matters referred to in such clause (i), Purchaser shall reimburse the Sellers within 30 days of receipt of an invoice, for any reasonable out-of-pocket costs, expenses, fees or other amounts incurred by the Sellers relating to services provided or activities performed with respect to the matters referred to in this Section 15.04. Once Purchaser has suffered the applicable amount of Adverse Consequences specified in the immediately preceding sentence, then the Sellers shall reimburse any Indemnified Purchaser Party for any reasonable out-of-pocket costs, expenses, fees or other amounts incurred by such Indemnified Purchaser Party pursuant to this Section 15.04. Each of Purchaser and the Sellers shall use its reasonable efforts to minimize the costs associated with Adverse Consequences relating to environmental matters for which the Sellers are responsible under Section 15.01(a) above (ignoring, for this purpose, the limitations in the proviso to Section 15.01(a) above).
In order to better delineate the respective obligations of the Sellers and Purchaser with respect to environmental matters at the relevant properties, Purchaser shall take reasonable steps to conduct its operations so as not to take affirmative action that unreasonably compounds or aggravates any environmental condition or noncompliance for which the Sellers are responsible (ignoring, for this purpose, the limitations in the proviso to Section 15.01(a) above) under this Agreement.

                 (d) Third Party Actions. Neither Purchaser nor Sellers will initiate or encourage any action by any third party, including any governmental agency or authority, which could reasonably be expected to lead to a claim by such third party with respect to any environmental matter of Sellers, the Limited Companies, the MSX Assets, or the Business for which Sellers are responsible under Section 15.01 (ignoring, for this purpose, the limitations in the proviso in Section 15.01(a) above), except to the extent required (i) by Environmental Law, (ii) by any Environmental Permit, (iii) by any settlement agreement, or (iv) in the relevant Party's good faith judgment, in order to protect human health or safety; provided, however, that nothing in this Agreement shall be construed to limit (i) Purchaser's right to conduct and submit a baseline environmental assessment to the Michigan Department of Environmental Quality pursuant to Part 201 of the Michigan Natural Resources and Environmental Protection Act with respect to any Site, or (ii) Purchaser's right (or the right of Sellers) to investigate any suspected environmental condition or noncompliance. If Purchaser or Sellers determine that it is so required to initiate or encourage any such action, such Party will promptly notify the other party of such requirement.

                 (e)      Resolution of Certain Disputes.

                 (i) With respect to any matter which requires action by the Sellers and the consent of Purchaser or the agreement of the Sellers and Purchaser pursuant to this Section 15.04, the Sellers shall notify Purchaser in writing of the action they propose to take, setting forth with particularity the nature of such action, the identity of the individual or firm proposed to perform such action (if applicable), the proposed time frame for commencing and completing such action, and the estimated cost associated with such action (each such action, a "Recommended Action"). The Sellers shall provide Purchaser with copies of all sampling data, environmental reports, proposals and correspondence (drafts and final) relating to the subject matter of the Recommended Action. If Purchaser disagrees with the Recommended Action, in whole or in part, Purchaser shall notify the Sellers in writing of its specific disagreement regarding such Recommended Action (a "Dispute Notification") within 15 days of its receipt of notice of the Recommended Action in accordance with this paragraph (e)(i) (the "Dispute Notification Period"). Purchaser and the Sellers shall thereafter negotiate in good faith in an attempt to reach agreement as to the disputed Recommended Action. If Purchaser and the Sellers are unable to resolve the dispute within 10 days after the Sellers' receipt of a Dispute

Notification, either Purchaser or the Sellers may provide written notice to the other of its intent to submit the matter to arbitration, and such dispute shall be resolved by arbitration.

                 (ii) If the Recommended Action (or portion thereof subject to dispute) is submitted to arbitration, each of Purchaser and the Sellers, collectively, shall select an arbitrator, and a third arbitrator shall be chosen by the other two arbitrators, provided that if the two arbitrators fail to agree upon the third arbitrator within 30 days after receipt of notice to submit the matter to arbitration, the additional arbitrator shall be appointed by the American Arbitration Association, in the state in which the relevant Site is located. The provisions of the Federal Arbitration Act (9 U.S.C. Section Section 1-14) and commercial arbitration rules of the American Arbitration Association shall be followed in any arbitration, unless modified pursuant to mutual agreement of Purchaser and the Sellers with the concurrence of the arbitration panel.

                 (iii) Any arbitration conducted pursuant to this Section 15.04(e) shall be limited to resolution of the dispute set forth in the Dispute Notification, and the arbitrators shall have no jurisdiction or authority to resolve any claims not related to such dispute, whether arising by way of asserted rights, offsets or otherwise. The arbitrators' decision shall be final and binding on Purchaser and the Sellers. Any arbitration award shall be enforceable in any court of competent jurisdiction. Each of Purchaser and the Sellers hereby consents to such jurisdiction and to entry of judgment thereon. The costs of arbitration shall be borne by Purchaser.

                 (f) Certain Recoveries. The Sellers and Purchaser shall cooperate with each other with respect to making claims under any occurrence-based policies written by third party insurance companies, to the extent such policies were applicable to the Sites prior to the Closing Date, under any acquisition agreements with third parties, to the extent such agreements are in effect as of the Closing Date and afford indemnification rights for the benefit of such entities and under any underground storage tank or similar environmental reimbursement program, to the extent such programs are available to such entities at any time after the Closing Date, for reimbursement or contribution in connection with environmental matters for which the Sellers may be responsible pursuant to Section 15.01(a) above (ignoring, for this purpose, the limitations in the proviso in Section 15.01(a) above). Such cooperation shall include making all reasonable claims and demands against such third parties with respect to such environmental matters and pursuing such claims and demands in a commercially reasonable manner.


                                  ARTICLE XVI

                                  TERMINATION

                 16.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

                 (a) at any time before the Closing, by mutual written agreement of each of the Sellers and Purchaser;

                 (b) at any time before the Closing, by Purchaser if (i) it has received from the Sellers notice of a breach described in Section 8.08(a) or of a material breach described in Section 8.08(b) and such breach has not been cured, (ii) it notifies the Sellers of the occurrence of any of the events described in Section 8.08 and the Sellers shall not have cured such breach or (iii) the satisfaction of any of its obligations under this Agreement becomes impossible with the use of commercially reasonable efforts, if the failure of such condition to be satisfied is not caused by a breach hereof by it; provided, however, that Purchaser shall not have any right to terminate this Agreement pursuant to this Section 16.01(b) unless and until such time as the aggregate amount of Losses which could reasonably be expected to result from the breaches referred to in this Section 16.01(b) would exceed $15 million;

                 (c) at any time before the Closing, by the Sellers if (i) they have received notice from Purchaser of a breach described in Section 9.02(a) or of a material breach described in Section 9.02(b) and such breach has not been cured, (ii) they notify Purchaser of the occurrence of any of the events described in Section 9.02 and Purchaser shall not have cured such breach or (iii) the satisfaction of any of the Sellers' obligations under this Agreement becomes impossible with the use of commercially reasonable efforts, if the failure of such condition to be satisfied is not caused by a breach hereof by either of the Sellers;

                 (d) at any time after February 2, 1997, by Purchaser or the Sellers upon notification of the non-terminating party by the terminating party if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating party.

                 16.02 Effect of Termination. If this Agreement is validly terminated pursuant to Section 16.01, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of any party hereto (or any of its officers, directors, employees, agents or other Representatives or Affiliates), except as provided in the next succeeding sentence and except that the provisions in Sections 18.03, 18.04, 18.05, 18.08, 18.10, 18.12 and 18.15 will continue to apply following any such termination. Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 16.01(b) or 16.01(c), the Sellers will remain jointly and severally liable to Purchaser for any misrepresentation or breach of warranty or nonfulfillment of or failure to perform any covenant or agreement by either Seller existing at the time of such termination, and Purchaser will remain liable to the Sellers for any misrepresentation or breach of warranty or nonfulfillment of or failure to perform any covenant or agreement by Purchaser existing at the time of such termination, and Purchaser and the Sellers may seek such remedies, including damages and fees of attorneys, against the other with respect to any such breach as are provided in this Agreement or as are otherwise available at Law or in equity.

                                  ARTICLE XVII

                                  DEFINITIONS

                 17.01 Definitions. (a) As used in this Agreement, the following defined terms shall have the meanings indicated below:

                 "Accounting Firm" has the meaning ascribed to it in Section 3.01(b)(i).

                 "Accounts Receivable" has the meaning ascribed to it in
Section 2.01(a)(iv).

                 "Actions or Proceedings" means any action, suit, proceeding, arbitration or Governmental Authority investigation or audit.

                 "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, rulings, decrees, damages, dues, Taxes (other than Income Taxes), penalties, fines, costs, reasonable accounts paid in settlement, liabilities, obligations, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses; provided, however, that (i) Adverse Consequences shall not include any lost profits or any exemplary, punitive, consequential or other similar damages (other than exemplary, punitive, consequential or other similar damages awarded to any third party);
(ii) Adverse Consequences shall not be determined through any multiple of earnings approach or variant thereof (except with respect to any breach of the representations or warranties contained in Section 6.03 and the first sentence of Section 6.04, in each case to the extent that such breach relates to any matter that has resulted in a recurring loss of earnings, and then only to the extent that at the time of assessing the Adverse Consequences caused by that breach, there are no developments or areas of earnings growth (whether or not related to the matters giving rise to the breach) not specifically included in Purchaser's business plan as of the date hereof for the segment exhibiting such growth which are then reasonably anticipated to offset or compensate, in whole or in part, for the Adverse Consequences caused by such breach); and (iii) the Indemnified Purchaser Parties shall not be deemed to have suffered any Adverse Consequences which result from their continuation after the Closing Date of any of the practices, policies and procedures of the Sellers and the Limited Companies, or which result from their institution of new such practices, policies and procedures, in either case in detrimental reliance upon the representations and warranties of the Sellers under this Agreement; and provided further that Adverse Consequences shall not include (i) the loss of any Tax attribute or (ii) any Tax liability resulting from the receipt of any indemnification payment made under this Agreement.

                 "Affiliate" means, with respect to any Person, any other Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with such Person. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning 10% or more of the voting securities of a second Person shall be deemed to control that second Person.

                 "Agreement" means this Acquisition Agreement, the exhibits hereto, the Disclosure Schedule, the Purchaser Disclosure Schedule and the certificates delivered in connection herewith, as the same shall be amended, modified or restated from time to time.

                 "Allocation Schedule" has the meaning ascribed to it in
Section 3.02(a).

                 "Amortized Deductions" has the meaning ascribed to it in
Section 12.03.

                 "APX Acquisition" has the meaning ascribed to it in the forepart of this Agreement.

                 "APX Assets" has the meaning ascribed to it in Section
2.01(b).

                 "APX-Brazil" has the meaning ascribed to it in the forepart of this Agreement.

                 "APX-Brazil Stock" has the meaning ascribed to it in the forepart of this Agreement.

                 "APX Business" has the meaning ascribed to it in the forepart of this Agreement.

                 "APX Continuing Business" means that portion of the APX Business and APX Assets acquired by Sellers on the Effective Date pursuant to the APX Purchase Agreement together with all operations, properties, assets and rights of whatever kind or nature acquired after the Effective Date with respect to the APX Business and APX Assets, other than Conveyed Assets.

                 "APX-Germany" has the meaning ascribed to it in the forepart of this Agreement.

                 "APX-Germany Stock" has the meaning ascribed to it in the forepart of this Agreement.

                 "APX Limited Assets" has the meaning ascribed to it in the forepart of this Agreement.

                 "APX Purchase Agreement" has the meaning ascribed to it in the forepart of this Agreement.

                 "Assets" has the meaning ascribed thereto in Section 2.01.

                 "Assignment and Assumption Agreement" means a bill of sale and assignment and assumption agreement among the Sellers and Purchaser, substantially in the form of Exhibit 2.02.

                 "Associate" means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of 10% or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

                 "Assumed Indebtedness" means all Funded Indebtedness of the Limited Companies outstanding on the Closing Date, together with all interest accrued thereon through the Closing Date.

                 "Assumed 401(K) Plan" has the meaning ascribed to it in
Section 13.03(a).

                 "Assumed Pension Plan" has the meaning ascribed to it in
Section 13.04.

                 "Assumed Liabilities" has the meaning ascribed to it in
Section 2.02(a).

                 "Body Systems and Assembly" means the businesses originally acquired and operated in or under the corporation known as Cars and Concepts or which subsequently have been operated as a division of MSX under the name "Body Systems and Assembly."

                 "Books and Records" of any Person means all files, documents, instruments, papers, books and records relating to the business, operations, condition of (financial or other), results of operations and assets and properties of such Person, including without limitation financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

                 "Bridge Credit Agreement" means the Bridge Credit Agreement dated as of the Closing Date among Purchaser, the Subsidiaries of Purchaser named therein, MascoTech and the Institutional Stockholder, including all schedules and exhibits thereto, substantially in the form attached hereto as
Exhibit 10.08(A).

                 "Brighton Building" means a facility formerly used by Body Systems and Assembly located at 12500 E. Grand River, Brighton, Michigan, including its contents.

                 "Business" has the meaning ascribed to it in the forepart of this Agreement.

                 "Business Books and Records" has the meaning ascribed to it in
Section 2.01(a)(xii).

                 "Business Combination" means, with respect to any Person, (i) any merger, consolidation or combination to which such Person is a party, (ii) any sale, dividend, split or other disposition of capital stock or other equity interests of such Person, (iii) any tender offer (including, without limitation, a self tender), exchange offer, recapitalization, liquidation, dissolution or similar transaction, (iv) any sale, dividend or other disposition of a significant portion of the assets and properties of such Person, or (v) the entering into of any agreement or understanding, or granting of any rights or options, with respect to any of the foregoing.

                 "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the States of Michigan and New York are authorized or obligated by Law to close.

                 "Business Licenses" has the meaning ascribed to it in Section 2.01(a)(x).

                 "Cap" has the meaning ascribed to it in Section 15.01(a)(ii).

                 "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder.

                 "Claim Notice" means written notification pursuant to Section 15.02(a) of a Third Party Claim as to which indemnity under Section 15.01 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, on the Indemnifying Party.

                 "Closing" has the meaning ascribed to it in Section 3.03.

                 "Closing Date" has the meaning ascribed to it in Section 3.03.

                 "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                 "Computations" has the meaning ascribed to it in Section 3.01(b)(i).

                 "Confidential Information" has the meaning ascribed to it in
Section 18.21.

                 "Contract" means any agreement, lease, evidence of Indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral).

                 "Conveyed Assets" means any Assets disposed of by the Sellers after the Effective Date in the ordinary course of business in accordance with the terms of this Agreement including, without limitation, Sections 8.04 and 8.05.

                 "December 31 Balance Sheet" has the meaning ascribed to it in
Section 6.03.

                 "Disclosure Schedule" means the schedules delivered to Purchaser by the Sellers herewith and dated as of the date hereof, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by the Sellers pursuant to this Agreement.

                 "Discussion Period" has the meaning ascribed to it in Section 3.01(b)(iii).

                 "Dispute Notice" has the meaning ascribed to it in Section 15.02(c).

                 "Dispute Notification" has the meaning ascribed to it in
Section 15.04(e)(i).

                 "Dispute Notification Period" has the meaning ascribed to it in Section 15.04(e)(i).

                 "Dispute Period" means the period ending 30 calendar days following receipt by an Indemnifying Party of an Indemnity Notice.

                 "Disputed Matters" has the meaning ascribed to it in Section 3.01(b)(iii).

                 "Effective Date" means November 7, 1996.

                 "Effective Date Assumed Indebtedness" means all Funded Indebtedness of the Limited Companies outstanding on the Effective Date, together with all interest accrued thereon through the Effective Date.

                 "Effective Date Balance Sheet" means a combined balance sheet of the Business (excluding the Excluded Assets and the Retained Liabilities) as of the Effective Date immediately prior to giving effect to the Closing (as defined in the APX Purchase Agreement), prepared in accordance with GAAP, subject to the exceptions set forth in Section 6.03 of the Disclosure Schedule, applied (including with respect to such exceptions) on a basis consistent with the methods, principles, practices and policies employed in the preparation of the December 31 Balance Sheet.

                 "Effective Date Net Working Capital" means the combined current assets of the Business less the combined current liabilities of the Business, in each case as set forth on the Effective Date Balance Sheet (adjusted consistently with the sample reconciliation calculation (which assumes an Effective Date of September 30, 1996) set forth in Exhibit 3.01(b) to reflect the exclusion of (i) indebtedness for borrowed money, (ii) accrued interest, (iii) any asset, deferred credit or liability for deferred income taxes and (iv) intercompany payables and/or receivables between the Business and the Sellers or any of their Affiliates.)

                 "Election Notice" has the meaning ascribed to it in Section 12.03(b).

                 "Employment Tax" means any payroll or employee Tax (including Taxes of any kind required to be withheld from payments to employees, independent contractors or other providers for services).

                 "Employee Benefit Arrangement" means, with respect to any person, any employment, consulting, independent contractor, retainer, severance or similar contract, arrangement or policy (exclusive of any such contract which is terminable within 30 days without liability), or any plan or arrangement providing for severance benefits, insurance coverage (including pursuant to any self-insured plan or arrangement), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation, or benefits, in each case for the benefit of any current or former employee or independent contractor of such Person; provided, however, that the term "Employee Benefit Arrangement" shall not include any Employee Benefit Plan covered by or subject to ERISA or any other contract, arrangement, policy, plan or arrangement required to be sponsored, maintained or contributed to by applicable law (other than any domestic workers' compensation statute).

                 "Employee Benefit Plan" has the meaning set forth in ERISA
Section 3(3).

                 "Environment" means all air, surface water, groundwater, or land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources.

                 "Environmental Claim" means any and all administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings, or other communication (written or oral), whether criminal or civil, (collectively, "Claims") pursuant to or relating to any applicable Environmental Law by any person (including but not limited to any Governmental Authority, private person and citizens' group) based upon, alleging, asserting, or claiming any actual or potential (i) violation of or liability under any Environmental Law, (ii) violation of any Environmental Permit, or (iii) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to the presence, Release, or threatened Release into the Environment, of any Hazardous Materials at any location, including but not limited to any off-Site location to which Hazardous Materials or materials containing Hazardous Materials were sent for handling, storage, treatment, or disposal.

                 "Environmental Law" means any and all federal, state, local, provincial and foreign, civil and criminal laws, statutes, ordinances, orders, codes, rules, regulations, Environmental Permits, policies, guidance documents, judgments, decrees, injunctions, or agreements with any Governmental Authority, relating to the protection of health and the Environment, worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of Hazardous Materials, whether now existing or subsequently amended or enacted (except to the extent that any additional requirements, financial or other obligations or liabilities of any kind or character are more burdensome than those that would have been imposed by Environmental Laws in effect as of the Closing Date), including but not limited to: the Clean Air Act, 42 U.S.C.
Section 7401 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Hazardous Material Transportation Act 49 U.S.C. Section 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. Section 136 et seq.; the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. Section 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Occupational Safety & Health Act of 1970, 29 U.S.C. Section 651 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; and the state analogies thereto; and any common law doctrine, including but not limited to, negligence, nuisance, trespass, personal injury, or property damage related to or arising out of the presence, Release, or exposure to a Hazardous Material.

                 "Environmental Permit" means any federal, state, local, provincial, or foreign permits, licenses, approvals, consents or authorizations required by any Governmental Authority under or in connection with any Environmental Law and includes any and all orders, consent orders or binding agreements issued or entered into by a Governmental Authority under any applicable Environmental Law.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

                 "ERISA Affiliate" means any Person which would be treated as a single employer together with any of the Sellers and their Subsidiaries under Code Section 414.

                 "European Operations" has the meaning ascribed to it in the forepart of this Agreement.

                 "Excluded Assets" has the meaning ascribed to it in Section 2.01(c).

                 "Financial Statements" has the meaning ascribed to it in
Section 8.14.

                 "Financing Source" has the meaning ascribed to it in Section 8.02.

                 "Foreign Benefit Plan" means each employee benefit plan, program, arrangement or agreement sponsored, maintained, or contributed to by any of the Sellers and their respective Affiliates, that is subject to laws of a country, state, or sovereignty other than the United States or a state, territory, or district of the United States.

                 "Full Service Accessories Supply" has the meaning ascribed to it in Section 8.07(iv).

                 "Funded Indebtedness" means, without duplication, with respect to any Person (i) all indebtedness for borrowed money or for the deferred purchase price of property, (ii) the face amount of all letters of credit, banker's acceptances and other credit facilities issued for the account of such Person and, without duplication, all drafts drawn thereunder, (iii) all indebtedness secured by any lien on any property owned by such Person, to the extent attributable to such Person's interest in such property, even though such Person has not assumed or become liable for the payment thereof, (iv) lease obligations of such Person which, in accordance with generally accepted accounting principles, should be capitalized, (v) obligations with respect to any conditional sale agreement or title retention agreement and (vi) guarantees by such Person of the Funded Indebtedness of another Person; but excluding in each case trade and other accounts payable in the ordinary course of business.

                 "GAAP" means generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

                 "Governmental Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

                 "Grossed-Up Basis" means, when used to describe the basis on which the payment of a specified sum is to be made, a basis such that the amount of such payment after being reduced by the amount of all Taxes imposed on the recipient of such payment, will equal the specified sum.

                 "Guarantee Parties" has the meaning ascribed to it in Section 18.17.

                 "Guaranteed Obligations" has the meaning ascribed to it in
Section 18.17.

                 "Hazardous Material" means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, lead or lead-containing materials, polychlorinated biphenyls; and any other chemicals, materials, substances or wastes in any amount or concentration which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous materials," "hazardous wastes," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "pollutants," "regulated substances," "solid wastes," or "contaminants" or words of similar import, under any Environmental Law.

                 "Improvements" has the meaning ascribed to it in Section 2.01(a)(ii).

                 "Income Taxes" means any tax imposed on a Person (other than tax imposed as a result of such Person's being a withholding agent under the laws) by Subtitle A of the Code or any similar tax imposed by any state, local or foreign jurisdiction, together with any interest, penalties, additions to tax or additional amounts imposed by the applicable Taxing Authorities with respect thereto.

                 "Indebtedness" of any Person means all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) under capital leases and (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.

                 "Indemnified Purchaser Parties" has the meaning ascribed to it in Section 15.01.

                 "Indemnified Parties" has the meaning ascribed to it in
Section 15.01(b).

                 "Indemnified Party" has the meaning ascribed to it in Section 15.01.

                 "Indemnified Seller Parties" has the meaning ascribed to it in
Section 15.01.

                 "Indemnifying Party" means any Person against whom a claim for indemnification is being asserted under any provision of Article XV.

                 "Indemnity Notice" means written notification pursuant to
Section 15.02(c) of a claim for indemnity under Article XV by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim.

                 "Independent Accounting Firm" has the meaning ascribed to it in Section 3.01(b)(iii).

                 "Institutional Stockholder" means Citicorp Venture Capital, Ltd., a New York corporation.

                 "Intellectual Property" means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, specifications, data, technology, methodologies, computer programs (including all source codes for computer programs) confidential and proprietary information, whether or not subject to statutory registration, and all related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks and other media on which any of the foregoing is stored.

                 "Intercompany Credits" means payments due and payable during the Interim Period to the Business or the APX Continuing Business on account of
(i) space occupied by MSX, and not used in the Business, at 275 Rex Boulevard in the amount of $6,570 per month, or the pro rata portion thereof, if applicable, (ii) a credit in the amount of $27,083 per month, or the pro rata portion thereof, as applicable, with respect to the rent subsidy for 255 Rex,
(iii) occurrences described in subsections (iii) and (v) of the definition of "Permitted Payments", and (iv) a rebate of American Express travel expenses.

                 "Interim Cash Flow Interest" means a charge equal to (i) the sum of (a) a charge calculated at a rate of 8.5% per annum for the Interim Period on the sum of $114,628,000, as decreased or increased, as the case may be, by the amount by which Effective Date Net Working Capital is less than or greater than Required Working Capital, plus (b) a charge calculated at the rate of 12.5% per annum for the Interim Period on the sum of $30 million, less (ii) all interest accrued during the Interim Period on Funded Indebtedness of the Business or the APX Continuing Business.

                 "Interim Employee" means any United States employee actively engaged in the Business, and, solely for the purposes of Section 13.06, the APX Continuing Business during the Interim Period, who is not a Transferred Employee.

                 "Interim Period" means the period commencing on the Effective Date and terminating as of the close of business on the Closing Date.

                 "Interim Period Cash Flow" means (in each case for the Interim Period): (i) the sum of (x) the aggregate of cash and cash equivalents received in any manner (excluding the proceeds of any Funded Indebtedness incurred during the Interim Period) by any of the Sellers or any of their Affiliates relating to the Business (excluding Excluded Assets and Retained Liabilities) or the APX Continuing Business, plus (y) the aggregate amount of all Intercompany Credits, plus (z) the aggregate amount of cash and cash equivalents reflected on the Effective Date Balance Sheet, plus (zz) the aggregate amount of Assumed Indebtedness, less (ii) the sum of (x) the aggregate amount of all Permitted Payments, plus (y) the Interim Cash Flow Interest, plus (z) the aggregate amount of cash and cash equivalents either in the possession of any of the Limited Companies or delivered by MSX to Purchaser, in each case on the Closing Date, plus (zz) the aggregate amount of Effective Date Assumed Indebtedness.

                 "Interim Period Income Tax Amount" means an amount equal to the book income tax accrual (including deferred taxes and the Michigan Single Business Tax) of the Business (excluding the Limited Companies) and the APX Continuing Business (excluding APX-Brazil) for the Interim Period, as determined in accordance with GAAP in a manner consistent with past practice, except that Permitted Payments and Interim Cash Flow Interest shall be considered as expenses in determining book income.

                 "Interim Period Income Tax Benefit" means an amount equal to the book loss tax credit (including deferred tax benefit and the Michigan Single Business Tax) of the Business

(excluding the Limited Companies) and the APX Continuing Business (excluding APX-Brazil) for the Interim Period, as determined in accordance with GAAP in a manner consistent with past practice, except that Permitted Payments and Interim Cash Flow Interest shall be considered as expenses in determining book loss.

                 "Internal Revenue Service" means the United States Internal Revenue Service.

                 "Inventory" has the meaning ascribed to it in Section 2.01(a)(iii).

                 "Knowledge of the Sellers" means the actual knowledge of any of James Tompkins, Lee Gardner, Fred Minturn, David Liner, Colin Cushing, Robert Kirkendall, Robert Simon Wakefield, James Supina, Richard Calmes, Bernie Macztakowski, Henry M. Hoskins, Michael Hyatt, Ian Everard, Russell Bay, Peter Marshall, Colin Clifton and Gerry Coyne in each case without the necessity of any independent investigation.

                 "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision of any Governmental Authority.

                 "Liabilities" means all Indebtedness, obligations and other liabilities (or contingencies that have not yet become liabilities) of a Person (whether absolute, accrued, contingent, known or unknown, fixed or otherwise, or whether due or to become due).

                 "Licenses" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental Authority.

                 "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

                 "Limited" has the meaning ascribed to it in the forepart of this Agreement.

                 "Limited Companies" has the meaning ascribed to it in the introductory paragraph of Article VI.

                 "Limited Stock" has the meaning ascribed to it in the forepart of this Agreement.

                 "Loss" means any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including without limitation interest, reasonable expenses of investigation, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment).

                 "MascoTech" has the meaning ascribed to it in the forepart of this Agreement.

                 "Material Adverse Effect" means any circumstance relating to, change in, or effect on any of MSX, and/or the Limited Companies that, individually or in the aggregate, is materially adverse to the business, assets, financial condition or results of operations of the Business (considered on a combined basis).

                 "Material Contracts" has the meaning ascribed to it in Section 6.12.

                 "Material MSX Intellectual Property" has the meaning ascribed to it in Section 6.11.

                 "MSX" has the meaning ascribed to it in the forepart of this Agreement.

                 "MSX Assets" has the meaning ascribed to it in Section
2.01(a).

                 "MSX Intellectual Property" has the meaning ascribed to it in
Section 6.11.

                 "Multiemployer Plan" has the meaning set forth in ERISA
Section 3(37) or ERISA Section 4001(a)(3).

                 "Non-Core Assets" has the meaning ascribed to it in Section
2.01.

                 "Non-Core Business" means (i) the current business operations or activities of MSX or the Limited Companies not comprising a part of, or directly related to, the Business, and (ii) any business operations or activities previously engaged in by MSX or the Limited Companies or any of their predecessors within the 8-year period immediately prior to the Closing Date which were of a type that would not be directly related to the business operations or activities of the Business if currently engaged in on the date hereof.

                 "Non-Transferable Asset" has the meaning ascribed thereto in
Section 2.03.

                 "North American Operations" has the meaning ascribed to it in the forepart of this Agreement.

                 "Operative Agreements" means, collectively, the Assignment and Assumption Agreement, the Other Assignment Instruments, the Stockholders' Agreement, the Registration Rights Agreement, the Purchaser Note Agreement, the Purchaser Notes, the Bridge Credit Agreement and the Subscription Agreements.

                 "Options" with respect to any Person means any security, right, subscription, warrant, option, "phantom" stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock of such

Person or (ii) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock of such Person, including without limitation any rights to participate in the equity, income or election of directors or officers of such Person.

                 "Order" means any writ, judgment, decree, injunction or similar order of any Governmental Authority (in each such case whether preliminary or final).

                 "Other Assignment Instruments" has the meaning ascribed to it in Section 3.04.

                 "PBGC" means the Pension Benefit Guaranty Corporation established under ERISA.

                 "Permitted Lien" means (a) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (b) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent, (c) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not materially impair the value of the property subject to such Lien or the use of such property in the conduct of the Business or the business of Purchaser, as the case may be, and which does not secure obligations for money borrowed and (d) the Liens described in Section 6.17 of the Disclosure Schedule.

                 "Permitted Payments" means, without duplication, each of the following specified expenditures relating to the Business or the APX Continuing Business which are reflected on the Effective Date Balance Sheet or accrue and, in each case, which are paid during the Interim Period:

                 (i) a general management fee in the amount of $125,000 per month, or pro rata portion thereof, as applicable, payable monthly to MascoTech, for the portion of the salaries, 1996 bonuses and related fringe benefit costs allocable to the Business for each of Fred Minturn, Mike Muraske, Sheila McCarrey, Mike Koziol and Gene Stohler;

                 (ii) a fee in the amount of $32,000 per month, or pro rata portion thereof, as applicable, payable monthly to MascoTech, for the portion of the salaries, 1996 bonuses and related fringe benefit costs allocable to the Business of each of Robert Kirkendall and Tim Herndon;

                 (iii) a fee in the amount of $30,000 per month, or pro rata portion thereof, as applicable, payable monthly to MascoTech, for group life and ordinary and optional long-term disability insurance (it being expressly understood and agreed that any payments made on account of claims under such insurance coverage made by employees of the Business shall be the sole responsibility of MascoTech or its insurers and shall not be deemed Permitted Payments hereunder);

                 (iv) payments to MascoTech as reimbursement for monies paid out on account of group health insurance claims made by employees of the Business, plus an administrative fee of $46,400 per month, or pro rata portion thereof, as applicable;

                 (v) a fee in the amount of $68,700 per month, or pro rata portion thereof, as applicable, payable monthly to MascoTech, for casualty, general liability and product liability insurance relating to the Business and the APX Continuing Business (it being expressly understood and agreed that, if any claim relating to the Business or the APX Continuing Business and covered thereunder arises due to an occurrence during the Interim Period, only the payment of any deductible (not exceeding $100,000) related to such claim shall be a Permitted Payment hereunder and the payment of the insured amount with respect to such claim shall be the sole responsibility of MascoTech or its insurers and shall not be deemed a Permitted Payment hereunder);

                 (vi) payments as reimbursement for monies paid out on account of workers' compensation claims made by employees of the Business or the APX Continuing Business, plus a fee of $31,000 per month, or pro rata portion thereof, as applicable;

                 (vii) reimbursement to MascoTech on account of payments to the 401K Plan on account of monies withheld during the Interim Period from participants under such Plan who are employees engaged in either the Business or the APX Continuing Business;

                 (viii) payments to MascoTech or its Affiliates not in excess of $5,000 (except as approved by Ralph Miller or Fred Minturn) for each use in connection with the Business during the Interim Period of planes and entertainment facilities owned by such Persons, calculated consistent with the past practice of the Business;

                 (ix) payments to MascoTech as reimbursement for monies paid to the appropriate Taxing Authority after the Effective Date in connection with employment related taxes accrued and payable during the Interim Period with respect to employees of the Business or the APX Continuing Business;

                 (x) payment of Income Taxes which are reflected on the Effective Date Balance Sheet or accrue with respect to the taxable income of any of the Limited Companies or APX-Brazil during the Interim Period and which are paid to the appropriate Taxing Authority by any of such entities during the Interim Period, respectively;

                 (xi) payments to Persons (other than the Sellers or any of their Affiliates) with respect to the operations of the Business or the APX Continuing Business other than payments with respect to (x) Sales Taxes arising as a result of a delinquency or error on the part of any Seller to properly comply with the applicable state or local Sales Tax law, (y) Income Taxes and (z) Michigan Single Business Tax; and

                 (xii) payments to Persons (other than the Sellers or any of their Affiliates) pursuant to, and in accordance with the terms of, the APX Purchase Agreement;

provided, that notwithstanding anything to the contrary contained herein, "Permitted Payments" shall not include any repayment of Funded Indebtedness.

                 "Person" means any natural person, corporation, partnership, proprietorship, other business organization, trust, union, association or Governmental Authority.

                 "Personal Property Leases" has the meaning ascribed to it in
Section 2.01(a)(vi).

                 "Plan" has the meaning ascribed to it in Section 13.05.

                 "Post-Closing Period" means any taxable period or portion thereof beginning after the Effective Date. If a taxable period begins on or before the Effective Date and ends after the Effective Date, then the portion of the taxable period that begins on the day following the Effective Date shall constitute a Post-Closing Period.

                 "Pre-Closing Period" means any taxable period or portion thereof ending on or before the Effective Date. If a taxable period begins on or before the Effective Date and ends after the Effective Date, then the portion of the taxable period to the end of the Effective Date shall constitute a Pre-Closing Period.

                 "Pre-Existing APX Liens" means those Liens existing with respect to the APX Assets prior to the Effective Date.

                 "Purchaser" has the meaning ascribed to it in the forepart of this Agreement.

                 "Purchaser Disclosure Schedule" means the schedules delivered to the Sellers by Purchaser herewith and dated the date hereof containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by Purchaser pursuant to this Agreement.

                 "Purchaser Note Agreement" has the meaning ascribed to it in
Section 3.01(a).

                 "Purchase Price" has the meaning ascribed to it in Section 3.01(a).

                 "Purchaser Notes" has the meaning ascribed to it in Section 3.01(a).

                 "Real Property Leases" has the meaning ascribed to it in
Section 2.01(a)(i).

                 "Recommended Action" has the meaning ascribed to it in Section 15.04(e)(i).

                 "Registration Rights Agreement" means the Registration Rights Agreement, dated as of the Closing Date, among Purchaser, MascoTech, the Institutional Stockholder, and each of the individuals named therein, including all schedules and exhibits thereto, substantially in the form attached hereto as Exhibit 10.08(B).

                 "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Material into the Environment.

                 "Representatives" means, with respect to a Person, its officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives.

                 "Required Working Capital" is $50,805,000.

                 "Resolution Period" means the period ending 30 calendar days following receipt by an Indemnified Party of a Dispute Notice.

                 "Retained Liabilities" has the meaning ascribed to it in
Section 2.02(b).

                 "Sales Taxes" means any sales, use or value added Tax.

                 "Section 12.03 Interest" has the meaning ascribed to it in
Section 12.03.

                 "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                 "Seller" or "Sellers" has the meaning ascribed to it in the forepart of this Agreement.

                 "Seller 401(K) Plans" has the meaning ascribed to it in
Section 13.03(b).

                 "Seller Party" means MascoTech, MSX and any Subsidiary or Affiliate of MascoTech and MSX, other than any of the Limited Companies, APX-Brazil, the Business or the APX Continuing Business.

                 "Series A Preferred Stock" has the meaning ascribed to it in the Subscription Agreements.

                 "Site" means any of the real properties currently or previously owned, leased or operated by either Seller relating to the Business or the Limited Companies, or any predecessors of either Seller or the Limited Companies, or any entities previously owned by either Seller relating to the Business or the Limited Companies, including all soil, subsoil, surface waters and groundwater thereat (excluding any real properties owned, leased or operated by any predecessor of, or any entity previously owned by, the Sellers or any of the Limited Companies for which neither of the Sellers nor any of the Limited Companies has any liability under applicable Environmental Laws).

                 "Stockholders Agreement" means the Stockholders Agreement dated as of the Closing Date, among Purchaser and its stockholders named therein, including all schedules and exhibits thereto, substantially in the form attached hereto as Exhibit 10.08(C).

                 "Straddle Period Return" means any Tax Return of a Limited Company, APX-Brazil, the APX Continuing Business or the Business, for a taxable period that begins on or before and ends after the Effective Date.

                 "Subscription Agreements" means each of (i) the Management Subscription Agreements, dated as of the Closing Date, including all schedules and exhibits thereto, substantially in the form of Exhibit 10.08(D)(1) hereto,
(ii) the MascoTech Subscription Agreement, dated as of the Closing Date, including all schedules and exhibits thereto, substantially in the form of
Exhibit 10.08(D)(2) hereto, and (iii) the Institutional Stockholder Subscription Agreement, dated as of the Closing Date, including all schedules and exhibits thereto, substantially in the form of Exhibit 10.08(D)(3) hereto.

                 "Subsidiary" means, with respect to any Person, any other Person in which such Person, directly or indirectly through Subsidiaries or otherwise, beneficially owns more than 50% of either the equity interests in, or the voting control of, such other Person, whether or not existing on the date hereof.

                 "TAD Seller" means individually or collectively any of Pioneer Acquisition Corporation, Landmark Holdings, Inc., Aero-Detroit, Inc. and TAD Technical Services Ltd. ("TAD-Ltd").

                 "Tangible Personal Property" has the meaning ascribed to it in
Section 2.01(a)(v).

                 "Tax" or "Taxes" means all federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, sales, use, property, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

                 "Tax Claim" means any written claim with respect to Taxes attributable to a Pre-Closing Period made by any Taxing Authority or other person which, if pursued successfully, could serve as the basis for a claim for indemnification of a Tax Indemnitee under this Agreement.

                 "Tax Indemnitee" has the meaning ascribed to it in Section 12.02(a).

                 "Taxing Authority" means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction, or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

                 "Tax Returns" means any returns, reports or statements (including any information returns) required to be filed for purposes of a particular Tax.

                 "Third Party" means any Person other than (i) a Seller Party,
(ii) Purchaser, its Subsidiaries and Affiliates as of the date of this Agreement and (iii) any of the Limited Companies, APX-Brazil or the APX Continuing Business.

                 "Third Party Claim" has the meaning ascribed to it in Section 15.02(a).

                 "Third Party Indebtedness" means (i) all obligations of any of the Limited Companies or APX-Brazil or relating to the Business for borrowed money, (ii) all obligations of any of the Limited Companies or APX-Brazil or relating to the Business in respect of bankers' acceptances or other similar instruments or reimbursement obligations with respect thereto, (iii) all obligations of any of the Limited Companies or APX-Brazil or relating to the Business to pay the deferred purchase price of property and services (excluding any trade payables in the ordinary course of business), (iv) all obligations of any of the Limited Companies or APX-Brazil or relating to the Business under capitalized leases and (v) all obligations of other Persons of the types described in clauses (i) through (iv) above guaranteed by any of the Limited Companies or APX-Brazil or relating to the Business, in each case to any Person (other than the Sellers and its Affiliates).

                 "Transferred Assets" means the MSX Assets, the Limited Stock and, from and after the Effective Date, the APX Assets and the APX-Brazil Stock; provided, however, that in no event shall "Transferred Assets" be deemed to refer to the APX Assets or any condition, event or set of circumstances relating thereto prior to the Effective Date.

                 "Transferred Employee" has the meaning ascribed to it in
Section 13.01.

                 "Transfer Taxes" means sales, use, transfer, real property transfer, recording, gains, stock transfer and other similar taxes and fees.

                 "Vehicles" has the meaning ascribed to it in Section
2.01(a)(xi).

                 "WARN" has the meaning ascribed to it in Section 13.01(b).

                 "Warranty Obligations" has the meaning ascribed to it in
Section 6.20.

                 (b) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof", "herein", "hereby" and derivative or similar words refer to this entire Agreement; and (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.


                                 ARTICLE XVIII

                                 MISCELLANEOUS

                 18.01 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission or mailed by prepaid first class certified mail, return receipt requested, or mailed by overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

                 If to Purchaser:

                 ASG Holdings Inc.
                 275 Rex Boulevard
                 Auburn Hills, Michigan
                 Facsimile No.:  810-299-1008
                 Attn:  President


                 with a copy to:

                 ASG Holdings Inc.
                 275 Rex Boulevard
                 Auburn Hills, Michigan
                 Facsimile No.:  810-299-1008
                 Attn:  General Counsel


                 with a copy to:

                 Morgan, Lewis & Bockius LLP
                 101 Park Avenue, New York, New York 10178-0060
                 Facsimile No.: (212) 309-6273
                 Attn: Philip H. Werner, Esq.


                 If to either the Seller, to:

                 MascoTech, Inc.

                 21001 Van Born Road
                 Taylor, MI 48180
                 Facsimile No.: 313-374-6136
                 Attn: President

                 with a copy to:

                 MascoTech, Inc.
                 21001 Van Born Road
                 Taylor, MI 48180
                 Facsimile No.: 313-374-6135
                 Attn: General Counsel



All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, (c) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given on the earlier of the third Business Day following mailing, or upon receipt, and (d) if delivered by overnight courier to the address provided in this Section, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier, or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

                 18.02 Entire Agreement. This Agreement and the Operative Agreements supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

                 18.03 Expenses. Except as otherwise expressly provided in this Agreement (including without limitation as provided in Section 16.02), whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation and execution of this Agreement and the Operative Agreements and the transactions contemplated hereby and thereby. If the Closing occurs, Purchaser shall reimburse the Sellers for the reasonable fees and disbursements of Davis Polk & Wardwell incurred in connection with the negotiation and execution of the Operative Agreements. To the extent not taken into account as a Permitted Payment, Purchaser shall reimburse the Sellers for the reasonable fees and disbursements of Pepper, Hamilton & Scheetz incurred in connection with the negotiation and execution of the APX Purchase Agreement. In addition, all fees and expenses incurred by Coopers & Lybrand in connection with the preparation of the Effective Date Balance Sheet, the Computations and the Financial Statements shall be borne by Purchaser. Any payment due hereunder shall be made within five (5) Business Days after receipt by Purchaser from the Sellers of documentation reasonably satisfactory to Purchaser specifying the nature of the services rendered and the total amount due therefor.

                 18.04 Public Announcements. At all times at or before the Closing, none of the parties hereto will issue or make any statements or releases to the public with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties hereto, which consent in each case shall not be unreasonably withheld. If any party hereto is unable to obtain the approval of its public statement or release from the other parties hereto and such statement or release is, in the opinion of legal counsel to such party, required by Law in order to discharge such party's disclosure obligations, then such party may make or issue the legally required statement or release and promptly furnish the other parties hereto with a copy thereof. Each of the Sellers and Purchaser will also obtain the other's prior approval of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement.

                 18.05 Confidentiality. Each party hereto will hold, and will use its best efforts to cause its Affiliates and their respective Representatives to hold, in strict confidence from any Person (other than any such Affiliate or Representative), unless (a) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental Authorities) or by other requirements of Law or (b) disclosed in an Action or Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning any other party or any of its Affiliates furnished to it by such other party or such other party's Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (i) previously known by the party receiving such documents or information, (ii) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (iii) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential; provided that following the Closing the foregoing restrictions will not apply to Purchaser's use of documents and information concerning the Sellers, as relating to the Business, the Business, the APX Continuing Business, the APX-Brazil Stock, the Limited Stock, the Assets or the Assumed Liabilities furnished by any party hereto. In the event the transactions contemplated hereby are not consummated, upon the request of any other party, each party hereto will, and will cause its Affiliates and their respective Representatives to, promptly (and in no event later than five days after such request) redeliver or cause to be redelivered all copies of documents and information furnished by such other party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party furnished such documents and information or its Representatives.

                 18.06 Waiver. Any term or condition of this Agreement may be waived at any time by any party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party against whom the enforcement of such waiver is sought. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement by any other party or by the same party on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

                 18.07 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

                 18.08 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than the Institutional Stockholder to the extent provided herein and any Person entitled to indemnity under Article XV.

                 18.09 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of each other party hereto and any attempt to do so will be void, except (a) for assignments and transfers by operation of Law and (b) that Purchaser may assign any or all of its rights, interests and obligations hereunder (including without limitation its rights under Article XV) to (i) any wholly-owned Subsidiary of Purchaser, (ii) any post-Closing purchaser of the Business or the APX Continuing Business or a substantial part of the Assets of Purchaser or (iii) any financial institution providing purchase money or other financing to Purchaser from time to time as collateral security for such financing, but no such assignment referred to in clause (i) or (ii) above shall relieve the assigning party of its obligations hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

                 18.10 Limited Recourse. Notwithstanding anything in this Agreement to the contrary, (i) the obligations and liabilities of the parties hereunder shall be without recourse to any stockholder (other than with respect to MSX or MascoTech) of such party or any of such stockholder's Affiliates, directors, employees, officers or agents and shall be limited to the assets of such party and (ii) the stockholders of Purchaser (other than MascoTech) have made no (and shall not be deemed to have made any) representations, warranties or covenants (express or implied) under or in connection with this Agreement.

                 18.11 Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The word "including" shall mean

"including without limitation". Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The fact that a party has disclosed any particular matter in the Disclosure Schedule or Purchaser Disclosure Schedule, or in the certificates referred to in Section 10.03 or Section 11.03 above, shall have no bearing on the issue of whether the disclosed matter is "material" for any purpose under this Agreement. Any matter that the Sellers disclose in any section or subsection of the Disclosure Schedule shall be deemed to have been disclosed by the Sellers only for the purposes of the corresponding section or subsection of this Agreement unless this Agreement or the Disclosure Schedule expressly states otherwise. Any matter that Purchaser discloses in any section or subsection of the Purchaser Disclosure Schedule shall be deemed to have been disclosed by Purchaser only for purposes of the corresponding section or subsection of this Agreement unless this Agreement or the Purchaser Disclosure Schedule expressly states otherwise.

                 18.12 No Offset. Notwithstanding anything to the contrary in this Agreement, the Sellers shall not be entitled to satisfy any of their payment obligations under this Agreement by means of an offset against the Purchaser Notes or any security evidencing indebtedness of Purchaser issued in exchange for shares of Series A Preferred Stock of Purchaser or against the obligations of the Purchaser or its Subsidiaries arising under the Bridge Credit Agreement.

                 18.13 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

                 18.14 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

                 18.15 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York without giving effect to any conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York.

                 18.16 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                 18.17 Certain Releases. As soon as practicable after the January 1, 1999, Purchaser shall use its commercially reasonable efforts to obtain the release of the Sellers and their remaining Subsidiaries, as applicable, (collectively, the "Guarantee Parties"), from all obligations and liabilities under all Real Property Leases and Personal Property Leases relating to the Business guaranteed by any of the Sellers or their remaining Subsidiaries (collectively, the "Guaranteed Obligations"). Commencing January 1, 1999, Purchaser shall pay MascoTech a fee equal to the lesser of (i) one-half of one percent (1/2%) per annum, payable annually in arrears, on the discounted present value (using a 12% discount rate) of the aggregate amount of Guaranteed Obligations that remain guaranteed from time to time by the Guarantee Parties measured as of the first day of July in each such year, and
(ii) the sum of $50,000. In no event, however, will Purchaser and its Subsidiaries expand upon or prolong any of the Guarantee Parties' obligations and liabilities by extending, renewing, or failing to exercise early termination rights which are unilaterally exercisable without the payment of significant penalties, with respect to any Guaranteed Obligation.

                 18.18   Risk Management and Litigation Support.

                 (a) Notwithstanding any other provision of this Agreement to the contrary, Purchaser shall not have any liability or responsibility for, and MascoTech shall be solely responsible for, and indemnify and hold harmless Purchaser from and against, all claims under, and Liabilities and Adverse Consequences resulting from, all "insurance-type" liabilities covered (whether collectible or not) under MascoTech's comprehensive general, product and automobile liability policies (including retrospectively rated insurance policies and insurance programs that are an economic equivalent of self-insurance), in each case as in effect as of the date hereof, arising from any occurrence prior to the Effective Date or during the Interim Period relating to the Business, the APX Business or involving any of the Limited Companies, APX- Brazil or any of their Subsidiaries (whether known or unknown at the Closing Date), in each case net of any applicable deductible; provided, that, with respect to any such occurrence prior to the Effective Date and subject to the provisions of Article XV, Purchaser shall be responsible for the amount of any claim under such Masco Tech policies to the extent of the amount by which (i) the aggregate amount of claims taken into account in determining the $1 million limitation under Section 15.01(a)(i), taken together with claims for which Purchaser shall have responsibility under this proviso, is less than
(ii) $1,000,000. After the Closing Date, Purchaser and its Subsidiaries shall cooperate as reasonably requested by MascoTech in administering such claims, and MascoTech shall administer such claims, in a manner consistent with the past practices of MascoTech. Such cooperation will include (x) assigning to MascoTech any pertinent contracts and insurance policies, providing claim files, financial, underwriting and other information and assisting MascoTech, all as reasonably requested by MascoTech, and (y) providing the other support contemplated by clause (ii) below.

                 (b) If, and for so long as, any party hereto is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand brought by any third party in connection with any transaction contemplated under this Agreement or any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date relating to the Business or the APX Continuing Business or involving any of the Limited Companies or APX-Brazil, the other parties hereto shall (i) cooperate with the contesting or defending party and its counsel in the contest or defense, (ii) make available its personnel, and (iii) provide such testimony and access to its books and records, in each case as the contesting or defending party may reasonably request, but all at the sole cost and expense of the contesting or defending party (except to the extent that the contesting or defending party is entitled to indemnification therefor under Article XV above).

                 18.19 Certain Recoveries. After the Closing Purchaser shall have the right to make, and the Sellers and Purchaser shall cooperate with each other with respect to making claims, under (i) any occurrence-based policies that provide coverage to the Business or the APX Continuing Business, or under which any of the Limited Companies or APX-Brazil is insured, as of the Closing Date and under which coverage may be afforded for occurrences prior to the Closing Date, and (ii) any acquisition agreements with third parties, to the extent such agreements are in effect as of the Closing Date and afford indemnification rights for the benefit of Purchaser and any of its Subsidiaries.

                 18.20 Bulk Sales Compliance. The Sellers, jointly and severally, shall indemnify and hold harmless Purchaser and its Subsidiaries from any failure to comply with applicable Bulk Sales Laws and Orders.

                 18.21   Business Related Confidentiality.  Notwithstanding
Section 18.05, during the three year period immediately following the Closing Date, each of the Sellers shall, and shall cause each of its Subsidiaries, its Representatives and the Representatives of its Subsidiaries, to (i) maintain in confidence all confidential and proprietary information and data of the Business, the APX Continuing Business, any of the Limited Companies or APX-Brazil known to either of the Sellers as a result of its acquisition or ownership of the Business, the APX Continuing Business, any of the Limited Companies or APX-Brazil prior to the Closing Date except any information currently used by either of the Sellers and their remaining Subsidiaries in their remaining businesses (the "Confidential Information") and (ii) disclose the Confidential Information only to its Subsidiaries, its Representatives and the Representatives of its Subsidiaries, that need to know such Confidential Information, (iii) use the Confidential Information only for the purpose of monitoring and evaluating its investment in Purchaser and determining and performing its obligations and exercising its rights under this Agreement and the other Operative Agreements. The obligation to hold information in confidence shall be satisfied if the Sellers and their Subsidiaries exercise the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. Nothing herein shall prevent either of the Sellers or its Subsidiaries, its Representatives or the Representatives of its Subsidiaries from using, disclosing or authorizing the disclosure of Confidential Information such Person receives which (i) has been published in the public domain through no fault of either of the Sellers or any such other Person; (ii) is lawfully received from a third party having rights therein without notice of any restriction against its further disclosure or its disclosure to such Person; (iii) is independently developed by either of the Sellers through parties who have not had, either directly or indirectly, access to or knowledge of such Confidential Information; (iv) is required to be produced under Order; provided that such Confidential Information to the extent covered by a protective Order or its equivalent shall otherwise continue to be Confidential Information; or (v) is required to be disclosed by applicable Law or a stock exchange or a securities trading association on which such Person's securities (or those of its Affiliate) are listed.

                 IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by a duly authorized officer of each party as of the date first above written.


                                     MASCOTECH, INC.

                                     By: /s/ Timothy Wadhams
                                        ---------------------------------------
                                        Name:   Timothy Wadhams
                                        Title:  Vice President, Controller and
                                                Treasurer



                                     MSX INTERNATIONAL, INC.

                                     By: /s/ Timothy Wadhams
                                        ---------------------------------------
                                        Name:   Timothy Wadhams
                                        Title:  Vice President



                                     ASG HOLDINGS INC.

                                     By: /s/ Frederick K. Minturn
                                        ---------------------------------------
                                        Name:   Frederick K. Minturn
                                        Title:  President

                               TABLE OF CONTENTS

                                                                                                        Page
ARTICLE I

     THE STOCK PURCHASES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        2
     1.01   Purchase and Sale   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        2
     1.02   Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        2
     1.03   APX Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        2

ARTICLE II

     ASSETS PURCHASED; LIABILITIES ASSUMED  . . . . . . . . . . . . . . . . . . . . . . . . . . .        3
     2.01   Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        3
     2.02   Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        6
     2.03   Third-Party Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        8

ARTICLE III

     PURCHASE PRICE; THE CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        8
     3.01   Purchase Price; Adjustment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        8
     3.02   Allocation of Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . .       10
     3.03   Time and Place of Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       10
     3.04   Deliveries at the Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       11
     3.05   Further Assurances; Post-Closing Cooperation  . . . . . . . . . . . . . . . . . . . .       11

ARTICLE IV

     REPRESENTATIONS AND WARRANTIES OF SELLERS CONCERNING THE TRANSACTIONS   . . . . . . . . . . .      12
     4.01   Organization and Qualification  . . . . . . . . . . . . . . . . . . . . . . . . . . .       12
     4.02   Authority Relative to Acquisition Agreement   . . . . . . . . . . . . . . . . . . . .       12
     4.03   No Conflicts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       13
     4.04   Governmental Approvals and Filings  . . . . . . . . . . . . . . . . . . . . . . . . .       13
     4.05   Acquisition for Investment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       13
     4.06   Entire Business   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       13

ARTICLE V

     REPRESENTATIONS AND WARRANTIES OF SELLERS AS TO APX ACQUISITION  . . . . . . . . . . . . . .       14
     5.01   Consummation of APX Acquisition   . . . . . . . . . . . . . . . . . . . . . . . . . .       14

ARTICLE VI

     REPRESENTATIONS AND WARRANTIES OF SELLERS WITH RESPECT TO THE BUSINESS AND LIMITED  . . . . .      14
     6.01   Organization of Limited   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       15
     6.02   Limited Capital Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       15
     6.03   Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       16
     6.04   Absence of Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       16
     6.05   Non-Core Businesses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       17
     6.06   Legal Proceedings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       17
     6.07   Compliance with Laws and Orders   . . . . . . . . . . . . . . . . . . . . . . . . . .       17
     6.08   Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       18
     6.09   Benefit Plans; ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       20
     6.10   Real Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       22
     6.11   Intellectual Property Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . .       23
     6.12   Contracts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       24
     6.13   Licenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       25
     6.14   Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       26
     6.15   Affiliate Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       26
     6.16   Environmental Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       26
     6.17   Tangible Personal Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       27
     6.18   Labor and Employment Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . .       28
     6.19   No Guarantees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       28
     6.20   Product Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       28
     6.21   Brokers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       28

ARTICLE VII

     REPRESENTATIONS AND WARRANTIES OF PURCHASER  . . . . . . . . . . . . . . . . . . . . . . . .       29
     7.01   Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       29
     7.02   Authority   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       29
     7.03   No Conflicts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       29
     7.04   Governmental Approvals and Filings  . . . . . . . . . . . . . . . . . . . . . . . . .       30
     7.05   Legal Proceedings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       30
     7.06   Brokers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       30

ARTICLE VIII

     COVENANTS OF SELLERS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       30
     8.01   Governmental and Other Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . .       31
     8.02   Access to Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       31
     8.03   No Solicitations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       31
     8.04   Conduct of Business   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       32
     8.05   Certain Restrictions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       33

     8.06   Delivery of Books and Records, Removal of Property, Etc.  . . . . . . . . . . . . . .       34
     8.07   Noncompetition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       35
     8.08   Notice and Cure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       36
     8.09   FIRPTA Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       37
     8.10   Tax Covenants with Respect to the Interim Period  . . . . . . . . . . . . . . . . . .       37
     8.11   Efforts to Consummate Transaction   . . . . . . . . . . . . . . . . . . . . . . . . .       37
     8.12   Use of MSX International, Inc. Name   . . . . . . . . . . . . . . . . . . . . . . . .       37
     8.13   Interim Period  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       37
     8.14   Audited Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . .       38
     8.15   Rent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       38
     8.16   APX Purchases   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       38

ARTICLE IX

     COVENANTS OF PURCHASER   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       38
     9.01   Governmental and Other Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . .       38
     9.02   Notice and Cure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       39
     9.03   Efforts to Consummate Transactions  . . . . . . . . . . . . . . . . . . . . . . . . .       39

ARTICLE X

     CONDITIONS TO OBLIGATIONS OF PURCHASER   . . . . . . . . . . . . . . . . . . . . . . . . . .       40
     10.01  Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . .       40
     10.02  Performance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       40
     10.03  Officers' Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       40
     10.04  Orders and Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       40
     10.05  Governmental Consents and Approvals   . . . . . . . . . . . . . . . . . . . . . . . .       41
     10.06  Third Party Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       41
     10.07  Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       41
     10.08  Operative Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       41
     10.09  Resignations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       41
     10.10  Capitalization of Purchaser   . . . . . . . . . . . . . . . . . . . . . . . . . . . .       41
     10.11  Financing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       41
     10.12  Release   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       41
     10.13  Discharge of Third Party Indebtedness   . . . . . . . . . . . . . . . . . . . . . . .       42
     10.14  Assumed Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       42
     10.15  Proceedings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       42

ARTICLE XI

     CONDITIONS TO OBLIGATIONS OF SELLERS   . . . . . . . . . . . . . . . . . . . . . . . . . . .       42
     11.01  Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . .       42
     11.02  Performance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       42
     11.03  Officers' Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       42

     11.04  Orders and Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       42
     11.05  Governmental Consents and Approvals   . . . . . . . . . . . . . . . . . . . . . . . .       42
     11.06  Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       43
     11.07  Capitalization of Purchaser   . . . . . . . . . . . . . . . . . . . . . . . . . . . .       43
     11.08  Operative Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       43
     11.09  Proceedings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       43

ARTICLE XII

     TAX MATTERS AND POST-CLOSING TAXES   . . . . . . . . . . . . . . . . . . . . . . . . . . . .       43
     12.01  Preparation and Filing of Tax Returns   . . . . . . . . . . . . . . . . . . . . . . .       43
     12.02  Allocation of Tax Liability   . . . . . . . . . . . . . . . . . . . . . . . . . . . .       45
     12.03  Indemnity for Loss of  Section 197 Deductions   . . . . . . . . . . . . . . . . . . .       46
     12.04  Tax Contests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       47
     12.05  Cooperation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       48
     12.06  Payments of Transfer Taxes and Fees   . . . . . . . . . . . . . . . . . . . . . . . .       48
     12.07  Miscellaneous   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       48
     12.08  Conflict  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       49
     12.09  Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       49

ARTICLE XIII

     EMPLOYEE BENEFITS MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       49
     13.01  Hiring of Employees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       49
     13.02  Cessation of Participation; Compliance  . . . . . . . . . . . . . . . . . . . . . . .       50
     13.03  401(k) Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       50
     13.04  Defined Benefit Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       50
     13.05  Multiemployer Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       51
     13.06  Other Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       52
     13.07  No Employee Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       53
     13.08  Right to Terminate or Modify Plans  . . . . . . . . . . . . . . . . . . . . . . . . .       53

ARTICLE XIV

     SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS  . . . . . . . . . . . . .       53
     14.01  Survival of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . .       53

ARTICLE XV

     INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       55
     15.01  Indemnification Provisions for Benefit of Purchaser   . . . . . . . . . . . . . . . .       55
     15.02  Method of Asserting Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       56
     15.03  Certain Intercompany Relationships  . . . . . . . . . . . . . . . . . . . . . . . . .       58
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
     15.04  Environmental Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       58

ARTICLE XVI

     TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       62
     16.01  Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       62
     16.02  Effect of Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       62

ARTICLE XVII

     DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       63
     17.01  Definitions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       63

ARTICLE XVIII

     MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       81
     18.01  Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       81
     18.02  Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       82
     18.03  Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       82
     18.04  Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       83
     18.05  Confidentiality   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       83
     18.06  Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       84
     18.07  Amendment.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       84
     18.08  No Third Party Beneficiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       84
     18.09  No Assignment; Binding Effect   . . . . . . . . . . . . . . . . . . . . . . . . . . .       84
     18.10  Limited Recourse  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       84
     18.11  Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       84
     18.12  No Offset   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       85
     18.13  Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       85
     18.14  Invalid Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       85
     18.15  Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       85
     18.16  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       86
     18.17  Certain Releases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       86
     18.18  Risk Management and Litigation Support  . . . . . . . . . . . . . . . . . . . . . . .       86
     18.19  Certain Recoveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       87
     18.20  Bulk Sales Compliance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       87
     18.21  Business Related Confidentiality.   . . . . . . . . . . . . . . . . . . . . . . . . .       87
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